--------------------------------------------------

                          GENTIVA HEALTH SERVICES, INC.
                      OLSTEN HEALTH SERVICES HOLDING CORP.,
                AND EACH OF THE SUBSIDIARY BORROWING CORPORATIONS
                      LISTED ON THE SIGNATURE PAGES HERETO,
                                  as Borrower,



         THE LENDING INSTITUTIONS LISTED IN ANNEX I ATTACHED HERETO, and


                           FLEET CAPITAL CORPORATION,
                             as Administrative Agent

                                       and

                      FleetBoston Robertson Stephens Inc.,
                                   as Arranger






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                           LOAN AND SECURITY AGREEMENT

                             Dated: March ___, 2000

                             Amount: $150,000,000.00


               ==================================================

                           LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, is made this day of March, 2000, by and among the lending institutions listed in Annex I attached hereto and incorporated herein by reference (each a "Lender", and collectively, "Lenders"), Fleet Capital Corporation , a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, CT 06033, as administrative agent for the Lenders ("Agent"), and Gentiva Health Services, Inc., a Delaware corporation with its chief executive office at 175 Broad Hollow Road, Melville, NY 11747 (the "Company"), Olsten Health Services Holding Corp., a Delaware corporation with its chief executive office at 175 Broad Hollow Road, Melville, NY 11747 ("OHS")and each of the Subsidiary Borrowing Corporations listed on the signature pages hereto, each with a state of incorporation and chief executive office as listed on the exhibits hereto (each of the Company, OHS and each Subsidiary Borrowing Corporation is a "Borrower," and collectively, "Borrower").

     Capitalized terms used in this Loan and Security Agreement ("Agreement") have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP, consistently applied.


SECTION 1. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, Agent and Lenders agree to make credit facilities of up to One Hundred and Fifty Million Dollars ($150,000,000.00) ("Total Revolving Credit Facility") available upon Borrower's request therefor, as follows:

     1.1 Revolving Credit Loans.

     1.1.1 Loans and Reserves. Each Lender agrees, severally, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time until the Revolving Credit Maturity Date, as requested by Borrower in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to such Lender's Pro Rata Percentage multiplied by the sum of (i) the Borrowing Base at such time minus
(ii) the sum of the LC Amount and reserves, if any, established pursuant to this subsection 1.1.1. No Lender's portion of the Revolving Credit Loans shall at any time exceed its respective Pro Rata Share. Agent shall have the right to establish reserves in such amounts and with respect to the following matters, as Agent shall deem necessary or appropriate against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1: (i) sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower (except for amounts secured by Liens permitted under subsections 8.2.5 (d) and (e)); and
(iii) such other matters, events, conditions or contingencies as to which Agent reasonably determines in accordance with Agent's customary practices reserves should be established from time to time hereunder.

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

     1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for the following purposes: (i) certain costs incurred in connection with Borrower's divestiture from its parent, (ii) the Borrower's working capital needs, in a manner consistent with the provisions of this Agreement and all applicable laws, and (iii) Permitted Acquisitions. Notwithstanding the foregoing, the Revolving Credit Loans may be used for acquisitions other than Permitted Acquisitions if such acquisitions are approved in advance in writing by the Majority Lenders.

     1.3 Letters of Credit; LC Guaranties. Each Lender agrees, severally, that a letter of credit subfacility shall be made available to Borrower as part of the Total Revolving Credit Facility as set forth in this section. In order to implement this letter of credit subline, Agent agrees, for so long as no Default or Event of Default exists, and if requested by Borrower, to: (i) issue its, or cause to be issued by its Affiliate, standby Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Agent or its Affiliate shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to standby Letters of Credit and standby letters of credit issued for Borrower's account by other Persons in support of Borrower's obligations (other than obligations for the repayment of Money Borrowed), provided that the LC Amount at any time shall not exceed the lesser of (i) Thirty Million Dollars ($30,000,000.00) and (ii) the Borrowing Base minus the sum of outstanding Revolving Credit Loans and reserves permitted by subsection 1.1.1 hereof, if any. No Letter of Credit or LC Guaranty may have an expiration date that is after the last day of the Original Term except to the extent that Borrower provides Agent, for the ratable benefit of the Lenders, at the time of and as a condition to the issuance thereof with collateral acceptable to Agent in the face amount thereof. Any amounts paid by Agent or Issuer under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans. Each Lender shall be directly and unconditionally obligated to Agent, according to its Pro Rata Percentage, to reimburse Agent, without setoff or deduction of any kind of nature, for honoring any drawing under any Letter of Credit or making any payment under any LC Guaranty (without regard to the occurrence of a Default or an Event of Default including, without limitation, following the commencement of any bankruptcy, reorganization, insolvency, liquidation or dissolution proceeding). The amount of Agent's payment (and the respective reimbursements of the Lenders to Agent, as applicable) shall automatically constitute a Revolving Credit Loan without regard to any borrowing condition herein and without any request, consent or other action of Borrower.

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

SECTION 2. INTEREST, FEES AND CHARGES

     2.1 Interest.

     2.1.1 Revolving Credit Interest:

     (a) Rate Options. At the time of each Revolving Credit Loan under the Revolving Credit Facility, and thereafter from time to time, Borrower shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to designate to Agent in writing that all or a portion of the Revolving Credit Loans shall bear interest at either the (i) Revolving Credit LIBOR Rate or (ii) Revolving Credit Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrower or otherwise governing under the terms of this Agreement. If for any reason the Revolving Credit LIBOR Rate option is unavailable, the Revolving Credit Base Rate shall apply.

          (i) Base Rate Option:

          If Borrower desires to have the Revolving Credit Base Rate apply to a Loan being requested under the facility established pursuant to Section 1.1 hereof, a request for a Revolving Credit Base Rate Loan may be made in the manner specified in subsection 3.1.1(a). The rate of interest on Revolving Credit Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs. There shall be no minimum amount applicable to requests for a Revolving Credit Base Rate Loan.

          (ii) Revolving Credit LIBOR Rate Option:

          (A) Requests. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of this subsection 2.1.1(a)(ii) hereof, if Borrower desires to have the Revolving Credit LIBOR Rate apply to all or a portion of the Revolving Credit Loans, Borrower shall give Agent a written irrevocable request no later than 11:00 A.M. Eastern time on the second (2nd) London Business Day prior to the requested borrowing date specifying (i) the date the Revolving Credit LIBOR Rate shall apply (which shall be a London Business Day), (ii) the LIBOR Interest Period, and (iii) the amount to be subject to the Revolving Credit LIBOR Rate provided that such amount shall be an integral multiple of One Million Dollars ($1,000,000.00). In no event may Borrower have outstanding at any time LIBOR Rate Loans with more than five (5) different LIBOR Interest Periods.

          (B) LIBOR Interest Periods. Revolving Credit LIBOR Rate Loans shall be selected by Borrower for a LIBOR Interest Period during which the Revolving Credit LIBOR Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which is not a London Business Day, such LIBOR Interest Period shall be extended to the next succeeding London Business Day as is the Bank's custom in the market to which such Revolving Credit LIBOR Rate Loan relates. All accrued and unpaid interest on a Revolving Credit LIBOR Rate Loan shall be paid in accordance with Section 3.2.2. No LIBOR Interest Period with respect to the Revolving Credit LIBOR Rate Loans may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request to convert all or a portion of the Revolving Credit Loans to a Revolving Credit LIBOR Rate Loan, Borrower may extend a Revolving Credit LIBOR Rate Loan as of the last day of the LIBOR Interest Period to a new Revolving Credit LIBOR Rate Loan. If Borrower fails to notify Agent of the LIBOR Interest Period for a subsequent Revolving Credit LIBOR Rate Loan at least two (2) London Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding Revolving Credit LIBOR Rate Loan, or if an Event of Default has occurred and is outstanding two (2) London Business Days prior to the last day of the then current LIBOR Interest Period of any outstanding Revolving Credit LIBOR Rate Loan, then such outstanding Revolving Credit LIBOR Rate Loan shall, at the end of the applicable LIBOR Interest Period, accrue interest as a Revolving Credit Base Rate Loan as provided in subsection 2.1.1(i) hereof.

          (C) Adjustments. The Adjusted LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost to any Lender of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable United States law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), that increase the cost to any Lender of funding the Revolving Credit LIBOR Rate Loan. Agent shall promptly give Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

          (D) Unavailability. If Borrower shall have requested the rate based on the Adjusted LIBOR Rate in accordance with this subsection 2.1.1(a)(ii) and Agent shall have determined, in good faith, that Eurodollar deposits equal to the amount of the principal of the requested Revolving Credit LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested Revolving Credit LIBOR Rate Loan during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determination to Borrower that the rate based on the Adjusted LIBOR Rate is not available. A determination, in good faith, by Agent hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to convert to, or maintain a Revolving Credit LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Agent shall have notified Borrower that such conditions shall have ceased to exist, and (ii) the portion of the Revolving Credit Loans subject to the request or requested conversion shall accrue interest at the Revolving Credit Base Rate.

     2.1.2 Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default (i) the principal amount of all Loans shall bear interest at a rate per annum equal to two (2) percentage points above the interest rate otherwise applicable thereto (the "Default Rate") and (ii) the Letters of Credit and LC Guaranty Fee referred to in Section 2.4 hereof shall automatically increase to three percent (3%) per annum.

     2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the other Loan Documents and charged or collected pursuant to the terms of this Agreement or pursuant to any of the other Loan Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or any of the other Loan Documents are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

     2.2 Computation of Interest and Fees. Interest and Letter of Credit fees and unused Line Fees, termination charges and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day of receipt by Agent (determined in accordance with Section 3.4 hereof) of fully collected funds, including fully collected funds received from the Dominion Account.

     2.3 Commitment Fee. Borrower shall pay to Agent the commitment fee provided for in the Fee Letter dated January 19, 2000 among Agent, the Company and OHS, which shall be fully earned and non-refundable and payable on the Closing Date.

     2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Agent, for the ratable benefit of Lenders, for standby Letters of Credit and LC Guaranties, a fee equal to 2.25% per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary fees and charges associated with the issuance, amendment, extension, cancellation and administration thereof, for the account of Agent, which all such fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty. The fee paid to Agent for the ratable benefit of the Lenders shall be due and payable in full upon the issuance of such Letter of Credit or execution of such LC Guaranty and, all other fees and charges associated with such Letter of Credit or LC guaranty shall be due and payable as required, first on the date of issuance or execution and thereafter on the first Business Day of each month. The fees and charges under this Section shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     2.5 Unused Line Fee. Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee equal to .375% per annum of the average daily difference during any calendar month between (i) the Total Revolving Credit Facility and
(ii) the sum of the principal balance of all outstanding Revolving Credit Loans and the LC Amount. The Unused Line Fee shall be payable quarterly in arrears on the first (1st) day of each quarter.

     2.6 Administrative Agent Fee. Borrower shall pay Agent the annual Administrative Agent Fee provided for in the fee letter dated January 19, 2000 among Agent, the Company and OHS, which fee shall be earned and nonrefundable and payable on the Closing Date and on each anniversary thereof.

     2.7 Inspection, Audit, Examination and Appraisal Expenses. Borrower shall pay to Agent, upon demand, in connection with all inspections, audits, examinations and appraisals of Borrower's books and records and such other matters as Agent shall deem reasonably appropriate (including matters set forth under subsection 8.1.1), all fees, costs and expenses reasonably incurred by Agent in connection with such inspections, audits, examinations and appraisals based upon standard rates (as determined by Agent and disclosed to Borrower). Absent the occurrence of an Event of Default, such fees shall not exceed $75,000 per annum.

     2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent incurs legal expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, or any amendment of or modification of this Agreement or any of the other Loan Documents, (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, Borrower or other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Agent and/or any Lender against any Obligor or any other Person which may be obligated to Agent and/or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal expenses and other costs and out of pocket expenses of Agent shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent and shall bear interest from the date such demand is made until paid in full at the Revolving Credit Base Rate from time to time. Borrower

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

shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

     2.9 Bank Charges. Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower or by Agent of proceeds of Loans made by Agent and/or any Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent and/or any Lender on account of the Obligations.

     2.10 Indemnity re: LIBOR. Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all out-of-pocket losses or expenses that Agent and/or any Lender may sustain or incur as a consequence of any prepayment or any Default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of, or conversion of or to a LIBOR Rate Loan after notice thereof has been given by Borrower or such rate would otherwise be applicable pursuant to Section 2.1 hereof, including (but not limited to) any interest payable by Agent and/or any Lender to lenders of funds obtained by Agent and/or such Lenders in order to make or maintain the LIBOR Rate Loans hereunder, and any other out-of-pocket loss or expense incurred by Agent and/or any Lender by reason of the liquidation or reemployment of deposits or other funds acquired by Agent and/or such Lenders to make, continue, convert into or maintain, a LIBOR Rate Loan.

SECTION 3. LOAN ADMINISTRATION.

     3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1.1 hereof shall be as follows:

     3.1.1 Loan Requests.

     (a) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower, through any one or more of them, may give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing, the rate option and the proposed borrowing date, no later than 12:00 noon, Eastern time, on the proposed borrowing date for all Revolving Credit Base Rate Loans or, for a Revolving Credit LIBOR Rate Loan, no later than 11:00 A.M. Eastern time on the second
(2nd) London Business Day prior to the requested borrowing date in accordance with subsection 2.1.1(a)(ii)(A), provided, however, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Agent may permit telephonic requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic

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communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it, except to confirm the name of the Specified Officer.

     (b) Upon receiving a request for a Revolving Credit Loan in accordance with subsection 3.1.1(a)(i) above or upon Borrower being deemed to have made a request for a Revolving Credit Loan under subsection 3.1.1(a)(ii) above, by 12:00 noon, Eastern time, or as soon as is reasonably practicable thereafter, Agent shall notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Revolving Credit Loan to Agent by remitting immediately available federal funds to Agent pursuant to Agent's instructions prior to 2:00 P.M. Eastern time on the date of the applicable Revolving Credit Loan regardless of any failure by any other Lender to do so. Subject to the satisfaction of the terms and conditions hereof, and receipt by Agent of required funds from the other Lenders, Agent shall make the requested Revolving Credit Loan available to Borrower, in accordance with subsection 3.1.2 as soon as is reasonably practicable thereafter on the day the requested Revolving Credit Loan is to be made. In lieu of the foregoing, Agent may, in its discretion, fund the Pro Rata Percentage of such Revolving Credit Loan on behalf of any one or more Lenders (unconditionally and absolutely obligating such affected Lender to reimburse Agent in full on demand without deduction or setoffs for its portion of such Revolving Credit Loan, so long as Agent reasonably believed at the time such Revolving Credit Loan was made that it was made, in all material respects, in compliance with this Agreement) with a settlement of the Pro Rata Shares of Lenders on the following Business Day or under such other settlement procedures as Agent may establish from time to time.

     3.1.2 Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

     3.1.3 Authorization. Borrower hereby irrevocably authorizes Agent, in Agent's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrower to Agent and/or any Lender hereunder.

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

     3.1.4 Specified Officer. All requests for a Revolving Credit Loan and elections of interest rate shall be made by Borrower through a Specified Officer, and Borrower agrees that any request so made by a Specified Officer shall be deemed made by Borrower.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control) the Obligations shall be payable as follows:

     3.2.1 Principal. Principal payable on account of Revolving Credit Loans may be pre-paid at any time, subject to the requirements of Section 2.10, and shall be payable by Borrower to Lenders immediately upon the earliest of (i) except as otherwise provided in this Agreement, and provided that a Dominion Triggered Period is in effect, the receipt by Agent, any Lender or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance.

     3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due and payable on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations or
(iii) termination of this Agreement pursuant to Section 4 hereof.

     3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof or in the Fee Letter dated January 19, 2000 among Agent the Company and OHS, to Agent or to any other Person designated by Agent in writing.

     3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent and/or Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

     3.3 Mandatory Prepayments.

     3.3.1 Proceeds of Loss, Destruction or Condemnation of Collateral. If any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Agent, unless otherwise agreed by Agent, as and when received by Borrower and as a mandatory prepayment of the Revolving Credit Loans in the sole discretion of Agent, a sum equal to the Net Available Proceeds received by Borrower from such loss, destruction or condemnation.

     3.3.2 Intentionally Omitted.

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

     3.3.3 LIBOR Rate Loans. Notwithstanding any other provision contained herein, no portion of the LIBOR Rate Loans may be repaid during a LIBOR Interest Period unless Borrower first satisfies in full its obligations under Section
2.10 arising from such repayment.

     3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, Eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Eastern time, on any Business Day shall be deemed received on the following Business Day. All amounts paid in accordance with subsections 3.1.1(a)(ii) and 3.1.2(ii) shall be deemed received prior to 12:00 noon, Eastern time, on the Business Day upon which such funds are disbursed by the Agent under subsection 3.1.2(ii). Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records. If as the result of collections of Accounts as authorized by subsection 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Agent may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

     3.5 All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien, for the ratable benefit of Lenders, upon all of the Collateral.

     3.6 Loan Account. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.7 Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within sixty (60) days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4. TERM AND TERMINATION

     4.1 Term of Agreement. Subject to Lenders' right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall

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

be in effect for a period through and including March 10, 2004 (the "Original Term"), unless terminated as provided in Section 4.2 hereof.

     4.2 Termination.

     4.2.1 Termination by Agent. This Agreement shall terminate as of the last day of the Original Term and Agent may terminate this Agreement upon or after the occurrence of an Event of Default according to the provisions of Section 10 hereof.

     4.2.2 Termination by Borrower. Upon at least ten (10) days prior written notice to Agent (which shall state a termination date), Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been collateralized to Agent's reasonable satisfaction. Any notice of termination given by Borrower shall be irrevocable unless all Lenders otherwise agree in writing, and neither Agent nor Lenders shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

     4.2.3 Termination Charges. At the effective date of termination of this Agreement for any reason, Borrower shall pay to Agent, for the ratable benefit of Lenders, in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one percent (1%) of the Total Revolving Credit Facility if termination occurs during the first twelve (12) month period of the Original Term; and one half of one percent (1/2%) of the Total Revolving Credit Facility if termination occurs during the second twelve (12) month period of the Original Term. No amount shall be due under this subsection if the Total Revolving Credit Facility is terminated for any reason after the second twelve
(12) month period of the Original Term.

     4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens, for the ratable benefit of Lenders, upon the Collateral and Agent and Lenders shall retain all of their rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations, in full, in immediately available funds, together with the applicable liquidated damages pursuant to subsection 4.2.3, if any. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its Liens upon the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent and/or any Lender from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option,
(i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves and Liens upon the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage.

SECTION 5. SECURITY INTERESTS

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lenders of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in the Loan Documents, Borrower hereby grants to Agent, for the ratable benefit of Lenders, a continuing security interest in and Lien upon all of Borrower's Property (other than Equipment and fixtures and any General Intangibles or insurance proceeds to the extent related to Equipment and fixtures), whether now owned or existing or hereafter created, acquired or arising and wherever located, including:

     (i)  Accounts;

     (ii) Inventory;

     (iii) Chattel Paper;

     (iv) Instruments;

     (v)  Documents;

     (vi) General Intangibles;

     (vii) Deposit Accounts;

     (viii) Investment Property (provided that the pledge of and creation of a security interest in and Lien upon any capital stock issued by a corporation organized in a jurisdiction outside the United States shall be limited to Sixty-Five Percent (65%) of such capital stock);

     (ix) All monies and other Property (other than Equipment and fixtures and any General Intangibles or insurance proceeds to the extent related to Equipment and fixtures) of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Lender or a bailee or Affiliate of Agent or any Lender;

     (x) All Commercial Lockboxes, all Government Lockboxes, all Concentration Account(s), all Dominion Accounts and other accounts into which any of the Collections are deposited, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same;

     (xi) All Real Estate;

     (xii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

     (xiii) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (xii) above.

     The security interest in and Lien upon the Collateral granted to Agent, for the ratable benefit of the Lenders under this Section, shall be prior to any other Lien or security interest in the Collateral, except to the extent any such Collateral is subject to a Purchase Money Lien, a Capitalized Lease Obligation or a Lien as shown on Schedule 8.2.5 hereof, in which case, the security interest and Lien granted to Agent, for the ratable benefit of the Lenders under this Section, in any such Property shall be junior only to such Purchase Money Lien, Lien in connection with a Capitalized Lease Obligation or existing scheduled Lien (and any extension, renewal or replacement thereof) and shall be senior to all other Liens on any such Property. Notwithstanding anything else in this Agreement, the security interest and Lien granted to Agent, for the ratable benefit of the Lenders under this Section, shall be limited to the extent that a grant of a security interest in and Lien on any Property of the Borrower would violate any applicable legal requirement, including any applicable patient confidentiality restrictions.

     5.2 Lien Perfection; Further Assurances. Borrower, at Agent's request, shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Notwithstanding the foregoing, (i) with respect to any Real Estate in which Borrower has a fee interest, whether now owned or hereafter acquired, Borrower, at Agent's request, shall execute any mortgages, instruments, assignments and documents and shall take any other actions as Agent may request in order to perfect Agent's Lien on any such Real Estate and (ii) with respect to any leasehold interest of Borrower, whether now owned or hereafter acquired, Borrower, at the reasonable request of the Majority Lenders, shall execute any mortgages, instruments, assignments and documents and shall take any other actions as Majority Lenders may request in order to perfect Agent's Lien on any such leasehold interest. Borrower shall give Agent at least thirty (30) days prior written notice before (i) acquiring any fee interest in any Real Estate or
(ii) acquiring any leasehold interest in any Real Estate with annual payments due under the lease greater than Five Hundred Thousand Dollars ($500,000.00) and a lease term longer than five (5) years. Agent acknowledges that Agent's Lien in any Real Estate will not be perfected until such time as all mortgages, instruments, assignments, documents and/or other actions as may be required in the jurisdiction where the Real Estate is located are executed, recorded and/or taken. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement, instruments, assignments or documents on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents, including landlord's waivers as reasonably requested by Agent.

SECTION 6. COLLATERAL ADMINISTRATION

     6.1 General

     6.1.1 Location of Inventory. All Inventory, other than Inventory in transit: (i) will at all times be kept by Borrower at one or more of the business locations set forth in Exhibit 6.1.1 hereto and at such new locations which Borrower may hereafter establish, provided that, Borrower shall provide Agent, not less than thirty (30) days prior to delivery of any Collateral to such new location, with written notice thereof and, provided further, that prior to delivery of any Collateral to such new location Borrower will take all actions relative to such location as Agent may reasonably require under Section
5.2 hereof, and (ii) shall not, without at least thirty (30) days prior written notice having been given to Agent, be otherwise moved from any such location set forth on Exhibit 6.1.1 or new location except, prior to an Event of Default and Agent's acceleration of the maturity of the Obligations in consequence thereof, for (A) sales or rental of Inventory in the ordinary course of business, and (B) removals in connection with returns thereof to vendors. Except as shown on
Exhibit 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person. Notwithstanding any of the forgoing, Borrower may (x) keep inventory at business locations not listed on Exhibits 6.1.1 and (y) store Inventory or maintain consignment Inventory with a third person at a site not listed on Exhibit 6.1.1 provided that the aggregate fair market value of the Inventory kept, stored or maintained at any such individual business location or site may not exceed Fifty Thousand Dollars ($50,000.00).

     6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with insurance companies and such deductibles as would be maintained by a prudent operator in the same business as Borrower and as are reasonably satisfactory to Agent. Borrower shall deliver certified copies of such policies to Agent with satisfactory lender's loss payable endorsements, naming Agent, for the ratable benefit of Lenders, as lender's loss payee, or assignee and naming Agent and each of the Lenders as additional insured or mortgagee, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of Agent and the Lenders shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Collateral or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

     6.1.3 Protection of Inventory. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Inventory, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Inventory or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Inventory or for any loss or damage thereto (except for reasonable care in the custody thereof while any Inventory is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

     6.2 Administration of Accounts.

     6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the thirtieth (30th) day of each month from and after the date hereof, Borrower shall deliver to Agent, in form reasonably acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses and book value for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery of inventory and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if at any time any Account with a book value in excess of Five Hundred Thousand Dollars ($500,000.00) that was represented as an Eligible Account on the immediately preceding Borrowing Base Certificate becomes ineligible because it falls within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, Borrower shall notify Agent of such occurrence no later than the third (3rd) Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, Borrower shall execute and deliver to Agent, for the ratable benefit of Lenders, formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

     6.2.2 Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not reflected in the book value for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) become disputed between Borrower and any Account Debtor (other than refusals to pay based on technical discrepancies which are curable in the ordinary course of business), and such Account was represented as an Eligible Account on the immediately preceding Borrowing Base Certificate, Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence and during the continuance of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims, other than disputes or claims arising solely on a technical basis in Borrower's ordinary course of business, directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

     6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however, that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

     6.2.4 Account Verification. Whether or not an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, during regular business hours and consistent with Agent's customary practices. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

     6.2.5 Maintenance of Dominion Account. Consistent with Medicare and Medicaid regulations, Borrower shall maintain Dominion Account(s) pursuant to arrangements reasonably acceptable to Agent with such bank(s) as may be selected by Borrower and be acceptable to Agent. If at any time, there exists less than Sixty Million Dollars ($60,000,000.00) in Availability and/or the principal balance of the Loans exceeds Thirty Five Million Dollars ($35,000,000.00) (a "Triggering Event"), Agent shall have the right, which right shall be exercised in accordance with Medicare and Medicaid regulations, to give notice (a "Trigger Effectiveness Notice") to any Concentration Bank(s) that the funds of the Borrower in any Concentration Account(s) shall thereafter be swept daily from such accounts into the Dominion Account(s). Borrower shall subject to and consistent with Medicare and Medicaid regulations issue to any Concentration Bank(s) an irrevocable letter of instruction directing such Concentration Bank(s) to act in accordance with such notice from Agent, and Borrower shall also issue to any bank at which the Dominion Account(s) is maintained an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received by such bank to the Dominion Account(s) for application on account of the Obligations. All funds deposited in the Dominion Account shall automatically be applied to the Obligations as of the date good funds are deposited in the Dominion Account, provided that such good funds are deposited in the Dominion Account by 12:00 noon, Eastern time, or, if such good funds are deposited in the Dominion Account after 12:00 noon, Eastern time, on the following Business Day. Agent shall have this right upon both the initial and any subsequent occurrence of a Triggering Event. Except with respect to Government Accounts, all funds deposited in the Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrower shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. If at any time after the occurrence of a Triggering Event, Availability of more than Sixty Million Dollars ($60,000,000.00) shall exist and the principal balance of the Loans shall be less than Thirty-Five Million Dollars ($35,000,000.00), and provided that no Event of Default has occurred and remains outstanding, Borrower may request that Agent issue instructions (a "Trigger Rescission Notice") to any Concentration Bank(s) to cease the daily sweep of Borrower's funds, and Agent shall issue such instructions to such Concentration Bank(s). The time period beginning on the date upon which Agent shall issue a Trigger Effectiveness Notice and ending on the date upon which Agent shall issue a Trigger Rescission Notice shall be known as a "Dominion Triggered Period."

     6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall use commercially reasonable efforts to make collection of its Accounts. Borrower covenants that it shall direct all its Account Debtors to remit all payments with respect to any and all Accounts to the Commercial Lockboxes or the Government Lockboxes, as applicable, and that any and all remittances received by Borrower with respect to any and all Accounts shall be immediately deposited in kind in the Commercial Lockbox(es) and the Government Lockbox(es), as applicable. Borrower covenants that it shall cause all funds in all Lockbox Accounts to be transferred to Borrower's Concentration Account(s) on a daily basis, provided that any funds which are deposited into the Lockbox Accounts after the time of the daily transfer will be transferred into the Concentration Account as of the next Business Day. Agent shall have the right during any Dominion Triggered Period to issue notices ("Lockbox Trigger Notices") to the Lockbox Banks instructing such Lockbox Banks that until instructions to the contrary are received by the Lockbox Banks from Agent, all funds deposited in the Lockbox Accounts shall automatically be transferred by the Lockbox Banks to the Concentration Account(s) and Borrower shall have no direct access to the funds in such Lockbox Accounts subject to and consistent with Medicare and Medicaid regulations. Borrower shall cooperate with Agent in issuing such notices, which cooperation shall include, without limitation providing to Agent (upon Agent's request) a complete and correct list of all of Borrower's Lockbox Accounts and Lockbox Banks and executing or counter signing any Lockbox Trigger Notices in form reasonably acceptable to Borrower as Agent may request. Upon the ending of any Dominion Triggered Period, Borrower may request that Agent issue instructions to the Lockbox Banks canceling the instructions in the Lockbox Trigger Notices and Agent shall issue such instructions to the Lockbox Banks. At all times during which a Dominion Triggered Period is in effect, and to the extent consistent with Medicare and Medicaid regulations, all remittances received by Borrower with respect to Accounts, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrower as trustee of an express trust for Lenders' ratable benefit and Borrower shall immediately deposit same in kind in the Commercial Lockboxes and the Government Lockboxes, as applicable. To the extent consistent with Medicare and Medicaid regulations, Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Accounts have been assigned to Agent, for the ratable benefit of Lenders, and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

     6.3 Administration of Inventory.

     6.31. Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory. Borrower shall furnish Agent with Inventory reports in form and detail reasonably satisfactory to Agent at such time as Agent may require. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

     6.3.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory

     6.4 Administration of Equipment.

     6.4.1 Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quantity and value of its Equipment and shall furnish Agent with a current schedule containing the foregoing information on an annual basis and, after the occurrence and during the continuance Event of Default, more often if reasonably requested by Agent. Immediately on request therefor by Agent, Borrower shall deliver to Agent appropriate evidence of ownership, if any, of any of the Equipment.

     6.4.2 Intentionally Omitted.

     6.5 Payment of Charges. All amounts chargeable to Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the Revolving Credit Base Rate.

SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make Loans hereunder, Borrower warrants, represents and covenants to Agent and Lenders that:

     7.1.1 Organization and Qualification. Each of Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and, except as noted on Exhibit 7.1.1, is in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and, except as noted on Exhibit 7.1.1, is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a Material Adverse Effect.

     7.1.2 Corporate Power and Authority. Each of Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of its Subsidiaries; (ii) contravene Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation or by-laws;
(iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default in any material respect under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

     7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower and each of its Subsidiaries, enforceable against Borrower and each of its Subsidiaries in accordance with its respective terms.

     7.1.4 Capital Structure. Exhibit 7.1.4 hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Borrower, (ii) the name of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of Borrower and each Subsidiary and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth in Exhibit 7.1.4, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries. Except as set forth in Exhibit 7.1.4, there are no outstanding agreements or instruments binding upon any of Borrower's shareholders relating to the ownership of its shares of capital stock.

     7.1.5 Corporate Names. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names since March 1, 1995, except those listed on Exhibit 7.1.5 hereto. Except as otherwise set forth on Exhibit 7.1.5 since March 1, 1995, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

     7.1.6 Business Locations; Agent for Process. Borrower and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit
7.1.6 hereto. During
the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit 7.1.6.

     7.1.7 Title to Properties; Priority of Liens. Borrower and its Subsidiaries have good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its Real Estate, and good title to all of the Collateral and all of its personal Property other than Collateral, including good leasehold title with respect to Property leased from others, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against Borrower's real and personal Property that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof, if properly perfected, are first priority Liens, subject only to Permitted Liens.

     7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to all Accounts:

          (i) the Accounts are genuine and in all respects what they purport to be, and are not evidenced by a judgment;

          (ii) the Accounts arise out of completed, bona fide sales and deliveries of goods or rendition of services by Borrower in the ordinary course of Borrower's business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the respective Account Debtor;

          (iii) the Accounts are for liquidated amounts not in excess of any amount Borrower has agreed to accept pursuant to any contractual agreement with any Account Debtor or Obligor and maturing as stated in the respective invoices covering such sales or renditions of services, copies of which have been furnished or are available to Agent;

          (iv) Such Accounts, and Agent's security interest therein, are not, and will not (by voluntary act or omission of Borrower) be with the passage of time, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for (a) disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial and (b) Permitted Liens, and the Accounts are absolutely owing to Borrower and are not contingent in any respect or for any reason;

          (v) Borrower has not made any agreement with any Account Debtor or Obligor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except (i) discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and (ii) payment arrangements with respect to Accounts, provided that the aggregate amount of the portions of such Accounts subject to such payment arrangements at any given time do not exceed One Million Dollars ($1,000,000.00), and such arrangements are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to subsection 6.2.1 hereof;

          (vi) To Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or (other than with respect to discounts or allowances granted by Borrower in the ordinary course of business) tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

          (vii) To Borrower's knowledge, each Account Debtor thereunder (A) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (B) each such Account Debtor is Solvent; and

          (viii) Except as set forth on Schedule 7.1.8, to Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which could reasonably be expected to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

     7.1.9 Equipment. To Borrower's knowledge, the Equipment is in good operating condition and repair in all material respects and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted, provided, however, that the foregoing will not obligate Borrower or any of its Subsidiaries to repair any Equipment which in Borrower's or such Subsidiary's reasonable business judgment is obsolete or no longer used or useful by the Borrower in the ordinary course of its business.

     7.1.10 Financial Statements; Fiscal Year.

     (a) The Consolidated balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of January 3, 2000, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial position(s) of Borrower and such Persons at such dates and the results of Borrower's operations for such periods. Since January 3, 2000, there has been no material adverse change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and Real Estate owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     (b) The pro forma Consolidated opening balance sheet of the Borrower dated as of the Closing Date provided by Borrower to Agent has been prepared in accordance with GAAP and fairly presents in all material respects the assets and liabilities of the Borrower based on the assumptions accompanying such projections which, while subject to changing conditions beyond Borrower's control are believed by Borrower to be reasonable based on historical results and in light of reasonably foreseeable business conditions. The fiscal year of the Borrower ends on the Sunday nearest to December 31 of each year.

     7.1.11 Full Disclosure. The financial statements referred to in subsection
7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent and/or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to Borrower which Borrower has failed to disclose to Agent in writing which materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the Properties, business, profits or condition (financial or otherwise) of the Borrower or the ability of Borrower or its Subsidiaries to perform their obligations as contained in this Agreement or the other Loan Documents.

     7.1.12 Solvent Financial Condition. As of the Closing Date and the Funding Date, Borrower and each of its Subsidiaries is and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, will be, Solvent. At all times after the Funding Date, each Borrower is and will be Solvent. At all times after the Funding Date, Borrower and each of its Subsidiaries are and will be Solvent on a Consolidated basis.

     7.1.13 Surety Obligations. Neither the Borrower nor any of its Subsidiaries is obligated as guarantor, surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person other than the obligations of Borrower to Olsten Corporation under the Separation Agreement dated September 17, 1999 among Olsten Corporation, Adecco SA and Aaronco Corp., as amended, and except as would be permitted on the date hereof under subsection 8.2.3.

     7.1.14 Taxes. The federal tax identification number of Borrower and each of its Subsidiaries is shown on Exhibit 7.1.14 hereto. Borrower and its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all material taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges that are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor or would not individually or in the aggregate have a Material Adverse Effect. The provision for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

     7.1.15 Brokers. There are no claims against Borrower for brokerage commissions, finder's fees or investment banking fees in connection with the Divestiture or the establishment of the credit facility contemplated by this Agreement.

     7.1.16 Patents, Trademarks, Copyrights and Licenses. Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto.

     7.1.16 Governmental Consents. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to have or be in good standing would not have a Material Adverse Effect.

     7.1.18 Compliance with Laws. Borrower and its Subsidiaries and their respective Properties, business operations and leaseholds are in compliance with the provisions of all federal, state and local laws, rules and regulations applicable to it, its Properties or the conduct of its business except where the failure to be in compliance would not have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation which have not been remedied except where noncompliance would not have a Material Adverse Effect. Borrower and its Subsidiaries have established and maintain an adequate monitoring system to insure that they remain in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced by Borrower or any of its Subsidiaries in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended, except for any violation which would not have a Material Adverse Effect.

     7.1.19 Restrictions. Neither the Borrower nor or any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its respective Properties. Neither the Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on
Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

     7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits or proceedings pending, or, to the knowledge of Borrower, threatened, nor, to the knowledge of Borrower, are there any investigations pending, against Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, either individually or in the aggregate could have a Material Adverse Effect or could materially and adversely affect the rights of Agent and/or Lenders hereunder. Notwithstanding the foregoing, Exhibit 7.1.20 lists all such actions, suits, proceedings or investigations which have been instituted by any Government Authority in connection with healthcare-related laws, rules or regulations. Neither the Borrower nor any of its

Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

     7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

     7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all Capitalized Lease Obligations of Borrower and its Subsidiaries and Exhibit 7.1.22(b) hereto is a complete listing of all Operating Leases (except for any Operating Leases with annual payments due under the respective leases of less than Ten Thousand Dollars ($10,000.00) of Borrower and its Subsidiaries. Each Borrower and each Subsidiary is in full compliance in all material respects with all of the terms of each of its respective Capitalized Lease Obligations and Operating Leases listed in said exhibits.

     7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither the Borrower nor any of its Subsidiaries has any Plan. Borrower and its Subsidiaries are in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the effect of such noncompliance would not have a Material Adverse Effect. No fact or situation that could result in a material adverse change in the financial condition of the Borrower exists in connection with any Plan. Neither Borrower nor its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

     7.1.24 Trade Relations. There exists no actual or, to Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or adverse change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely the Borrower or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

     7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as described on Exhibit 7.1.25 hereto, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or, to Borrower's knowledge, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

     7.1.26 Healthcare Representations and Warranties.

     (a) Borrower owns or leases and operates facilities to provide health care services and (i) maintains Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on Exhibit 7.1.26(a) hereto, all of which are current and valid (except for any provider identification numbers which may have inadvertently and temporarily cease to be current or valid due to technical reasons (and not for cause) and which, individually or in the aggregate, would not have a Material Adverse Effect or materially and adversely affect any rights of Agent and/or Lenders hereunder, provided that Borrower, promptly upon learning of any such situation with respect to any provider identification number, shall correct all such technical problems and have any such provider identification number or similar substitute number reinstated or issued as current and valid) and, except as set forth on
Exhibit 7.1.26(a) hereto, Borrower has not allowed, permitted, authorized or caused any other Person to use any such provider identification number; (ii) has obtained all material licenses, accreditations and approvals of governmental authorities and all other Persons necessary for Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors; and (iii) is in compliance except where the effect of such noncompliance would not result in a Material Adverse Effect with all laws, rules, regulations, orders, decrees and directions of any Governmental Authority (including, without limitation, the Medicare Act, the rules and regulations of HCFA under the Medicare Act, and the applicable Medicaid laws) applicable to the Accounts or any contracts relating thereto, or applicable to the Borrower's business and properties, a violation of which would or could materially and adversely affect the Borrower's ability to carry out its Obligations hereunder with respect to the Accounts. In addition, Borrower has not been notified by any such Governmental Authority or other person during the immediately preceding 24 month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such license or approval.

     (b) The Medicaid and Medicare cost reports of each facility and of the home office of Borrower for all cost reporting periods have been submitted when and as required to (i) as to Medicaid, the state agency, or other HCFA-designated agent or agent of such state agency, charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other HCFA-designated agent charged with such responsibility. Borrower's cost reports do not indicate and no audit has resulted in any determination that Borrower was overpaid for Medicaid and Medicare in an aggregate amount of Two Million Dollars ($2,000,000.00) or more in any of the most recent three fiscal years covered by such audit. For the purposes of this subsection, the amounts of any overpayment for any particular matter which have been disclosed to Agent as of the Closing Date shall not be included in the calculation of the aggregate amount of overpayments; however, if a final determination is made at some time after the Closing Date that the total amount of the overpayment for any particular matter disclosed to Agent as of the Closing Date is greater than the amount which was disclosed as of the Closing Date, the excess of the amount as of the final determination over the amount disclosed to Agent as of the Closing Date shall be included in the calculation of the aggregate amount of overpayments under this subsection.

     (c) With respect to all Accounts, as of the date each such Account is created and included as an Eligible Account by Agent, on behalf of and for the benefit of Lenders:

     (i) All documents and agreements relating to the Accounts requested by Agent have been delivered to Agent with respect to such Accounts and such documents are true and correct in all material respects; Borrower has timely and properly billed the applicable Obligors of the Accounts (except where supporting claim documents must be forwarded to any Obligor before a bill may be submitted in which case Borrower shall promptly complete documentation and billing of such Obligors), and Borrower has delivered or caused to be delivered to such Obligors all material Obligor requested supporting claim documents with respect to such Accounts including all material documentation required by the applicable Obligors for payment on the Accounts, and the statutory periods for issuing an explanation of benefits ("EOB") in connection with such Accounts have not expired; all information set forth in the bills and supporting claim documents submitted to Obligors with respect to the Accounts is true, complete and correct in all material respects, and, if additional information is requested by any Obligor in connection therewith, Borrower will promptly provide the same and, if necessary, will rebill or, if requested by the primary servicer (if other than Borrower) cooperate with such servicer(s) to rebill any such Account;

     (ii) The Accounts are exclusively owned by Borrower, and there is no security interest in or lien against the Accounts in favor of any third party other than Agent, except for Permitted Liens, nor is there any recording or filing against Borrower, as debtor, covering or purporting to cover any interest of any kind in the Accounts, except as has been or will be released or terminated by each party holding such adverse interest in the Accounts prior to or concurrently with the initial Loan made by Agent and Lenders to Borrower. Borrower shall defend the first priority security interest of Agent, on behalf of Lenders, in all Accounts against the claims of all persons claiming any interest adverse to Agent and Lenders. With respect to any Government Accounts the rights transferred to Agent in connection with this Agreement do not include the right to claim payment in Agent's name from the applicable Obligor or the right to direct such Obligor to remit payment directly to Agent except as permitted by applicable laws and regulations governing such Accounts;

     (iii) The Accounts (A) are payable in full by the Obligor identified by Borrower as being obligated with respect to such Account, (B) are denominated and payable only in lawful currency of the United States, and (C) are "accounts" within the meaning of the Uniform Commercial Code of the state in which the services or goods were provided or sold to the respective Patients or Obligors, as applicable, by Borrower and in which Borrower has its chief executive office, or are rights to payment under a policy of insurance or the proceeds thereof, and are not evidenced by an instrument or chattel paper; and there are no Obligors other than the applicable Obligors identified by Borrower as the Obligors primarily liable, on the Accounts;

     (iv) Borrower does not have any guaranty of, letter of credit providing credit support for, or collateral security for, the Accounts, other than any such guaranty, letter of creditor or collateral security as has been assigned to Agent, and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other person;

     (v) To Borrower's knowledge and belief the goods or services provided and creating the Accounts were received by the respective Patient or Obligor, as applicable;

     (vi) Where required by applicable law or contract, the fees charged for the goods or services constituting the basis for the Accounts are (a) consistent with the usual, customary and reasonable fees charged by other similar medical service providers or providers of similar goods and services, as applicable, in Borrower's community or the community in which the respective Patient or Obligor, as applicable, resides or is located, whichever is less, of the same or similar service by Borrower or (b) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors;

     (vii) No action by Borrower other than the execution and delivery of this Agreement and the other Loan Documents, the issuance and delivery of any required Obligor notices (in a form approved by Agent) and the filing of UCC financing statements in the State(s) in which the Borrower's chief executive office is located, is required to perfect the first priority security interest of Agent in the Accounts, and all such actions have been or will be accomplished no later than the date of the initial Loan advance by Agent, on behalf of and for the ratable benefit of Lenders;

     (viii) The Accounts comply, in all material respects which would affect the timely collectibility of such Accounts, with all laws and regulations applicable thereto;

     (ix) Any insurance policy, contract or other instrument obligating any respective Obligor to make payment with respect to the Accounts, except with respect to Governmental Accounts, does not contain any provision prohibiting the transfer of such payment obligation from a Patient to Borrower;

     (x) Fees for services or goods which are subject to limitations imposed by worker's compensation regulations or by contracts for reimbursement from the related Obligor do not exceed the limitations imposed thereunder, and the Accounts for which the fees are so restricted has been clearly identified to Agent as being subject to such restriction;

     (xi) There are no Obligors, other than as designated by Borrower, that are primarily liable on the Accounts;

     (xii) Except as set forth on Exhibit 7.1.26(c), there are no proceedings or investigations in which Borrower is named as party or any other proceedings or investigation ending or threatened before any Government Authority or any arbitration or similar proceedings under any contract (a) asserting the invalidity of any of the Accounts or any contracts related thereto, (b) seeking the payment of any of the Accounts or any contract related thereto, or (c) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of any of the Accounts or any contracts related thereto which, either individually or in the aggregate could have a Material Adverse Effect or could materially and adversely affect the rights of Agent and/or Lenders hereunder. Notwithstanding the foregoing, Exhibit 7.1.26(c) lists all such proceedings or investigations which have been instituted by any Government Authority in connection with healthcare-related laws, rules or regulations;

     (xiii) None of the Accounts or contracts related thereto contravene in any material respect any federal, state or local law, rule or regulation applicable thereto (including, without limitation, the Medicare Act and the rules and regulations of HCFA under the Medicare Act and laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related contract to Borrower's knowledge is in violation of any such law, rule or regulation in any material respect; and

     (xiv) All descriptions of the Accounts provided to Agent on behalf of Borrower remain true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the descriptions of or statements made therein not misleading.

 If a breach of any of the representations or warranties contained herein relating to a Account may, in the reasonable opinion of Agent, have a material adverse effect upon the validity, legality or collectibility of such Account then, such Account shall no longer be deemed, an "Eligible Account", as defined in Appendix A herein.

     7.1.27 Y2K Compliance. All computer applications used by Borrower and its Subsidiaries are able to effectively interpret, process and manipulate data and recognize and perform properly date-sensitive functions involving dates prior to, on and after December 31, 1999.

     7.1.28 Operations and Accounts Receivable. Except for Gentiva Services Limited Canada, no direct or indirect Subsidiary of the Company conducts any business operations (except for the business of being a holding company) or owns any Property (except for the capital stock of another corporation, or, in the case of the Gentiva Trust, the convertible debentures of the Company) or generates or owns any Accounts other than those Subsidiaries which are a party to this Agreement as a Borrower or a Subsidiary Borrowing Corporation.

     7.1.29 Cash Management. All funds and remittances received by Borrower with respect to any Accounts are received into or immediately deposited by Borrower into Borrower's Lockbox Accounts or Concentration Account(s), and all funds deposited in Borrower's Lockbox Accounts are transferred to Borrower's Concentration Account(s) on a daily basis, provided that any funds which are deposited into the Lockbox Accounts after the time of the daily transfer are transferred into the Concentration Account as of the next Business Day.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain in all material respects accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement.

     7.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance hereof and thereof by Agent and the parties hereto and thereto and the closing of the transactions described herein and therein, and related hereto and thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, Borrower covenants that, unless otherwise consented to by the Majority Lenders, in writing, which consent shall not be unreasonably withheld, it shall:

     8.1.1 Visits and Inspections. Permit representatives of Agent, from time to time, as often as may be reasonably requested, but only during normal business hours to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records at Borrower's cost as provided in this Agreement, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' businesses, assets, liabilities, financial condition, business prospects and results of operations. After the occurrence and during the continuance of an Event of Default, Agent shall give notice to the Lenders prior to conducting any such visits, inspections or audits, and, any Lender may, upon such Lender's request and at such Lender's expense, have a representative of such Lender accompany Agent on and participate in any such visits, inspections or audits.

     8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect.

     8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions, and cause to be prepared and furnished to Agent the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

          (a) not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified audited financial statements of the Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified as to such Consolidated financial statements of the Borrower, by a firm of independent certified public accountants of recognized standing selected by Borrower but reasonably acceptable to

     Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

          (b) not later than thirty (30) days after the end of each month hereafter, (or, in the case of each March, June, September or December, forty-five (45) days after the end of each such month), unaudited interim financial statements as of the end of such month and of the portion of the Borrower's fiscal year then elapsed, on a Consolidated basis, including a balance sheet, profit and loss statement and a statement of cash flows, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of the Borrower for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (c) promptly upon request, deliver such other information concerning the Borrower as Agent may from time to time reasonably request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders. To the extent Borrower believes that any information reasonably requested by Agent would require the disclosure of information subject to (i) any applicable privilege which would prohibit such disclosure, or which privilege would be destroyed by such disclosure or (ii) any applicable federal or state laws on patient confidentiality, Borrower shall notify Agent of the general nature of the information subject to the claimed privilege or applicable patient confidentiality laws, and of Borrower's reasons for believing that such disclosure would be prohibited, or would destroy the privilege, or would violate any applicable patient confidentiality laws, and Agent, in its reasonable discretion, will determine whether to require such information under the circumstances;

          (d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports filed with any public agency which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

          (e) promptly after the filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

          (f) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and/or any Subsidiaries' financial condition or results of operations. To the extent Borrower believes that any information reasonably requested by Agent would require the disclosure of information subject to (i) any applicable privilege which would prohibit such disclosure, or which privilege would be destroyed by such disclosure or (ii) any applicable federal or state laws on patient confidentiality, Borrower shall notify Agent of the general nature of the information subject to the claimed privilege or applicable patient confidentiality laws, and of Borrower's reasons for believing that such disclosure would be prohibited, or would destroy the privilege, or would violate any applicable patient confidentiality laws, and Agent, in its reasonable discretion, will determine whether to require such information under the circumstances.

     Concurrently with the delivery of the financial statements described in clause (a) of this subsection 8.1.3, Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of the Borrower performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of (i) the financial statements described in clauses (a) of this subsection 8.1.3 and (ii) the financial statements described in clause (b) of the subsection 8.1.3 for each month which is the last month in a fiscal quarter of Borrower (and not for any other months), or more frequently if requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit B hereto executed by the Chief Financial Officer of Borrower, together with a work sheet reflecting all calculations made in completing the Compliance Certificate. Upon reasonable request by Agent, Borrower shall provide the financial statements described in clauses (a) or (b) on a Consolidated and Consolidating basis.

     8.1.4 Landlord and Storage Agreements. Provide Agent with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept, as Agent may reasonably request from time to time.

     8.1.5 Year 2000 Compliance. Take all action necessary to assure that at all times the computer-based systems utilized by Borrower and each of its Subsidiaries are able to effectively interpret, process and manipulate data, including dates before, on and after December 31, 1999. At Agent's request, Borrower shall provide to Agent assurance reasonably satisfactory to Agent that the computer-based systems utilized by Borrower and each of its Subsidiaries are able to recognize and perform, without error, functions involving dates before, on and after December 31, 1999.

     8.1.6 Projections. Prior to the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower for the forthcoming fiscal year, month by month.

     8.1.7 Borrowing Base Certificate. No later than thirty (30) calendar days after the last day of each calendar month, Borrower shall deliver to Agent a Borrowing Base Certificate in the form of Exhibit C hereto executed by the Chief Financial Officer of Borrower.

     8.1.8 Healthcare Covenants.

     (a) Borrower will (i) not amend, waive or otherwise permit or agree to any material deviation from the terms or conditions (other than adjustments in the ordinary course of Borrower's business) of the Accounts without the express written consent of Agent; (ii) upon the request of Agent, use all commercially reasonable efforts to obtain all consents from patients which are required by law in order for Agent, or any servicing entity retained by Agent, to secure information needed to obtain payment from the respective Obligors on the Accounts; and (iii) promptly bill for all Accounts on the same basis and using the same policies and practices that it has used in the past unless Agent has been advised in writing of a change prior to the making of any Loans.

     (b) Agent or its designated agents and representatives from time to time may verify the Accounts, inspect, check, take copies of or extracts from the Borrower's books, records and files, consistent with the state and federal laws regarding patient confidentiality and Borrower will make the same available to Agent or such representatives at any reasonable time for such purposes, including records relating to the collection of Accounts, the application of collections (including misdirected payments) and other matters related thereto.

     (c) If deemed necessary by Agent and upon reasonable notice, Borrower agrees that Agent will be permitted to have at least one of its agents or representatives physically present in the Borrower's administrative offices during Borrower's normal business hours to monitor Borrower in performing its obligations under this Agreement. Upon request made by Agent, subject to state and federal laws, including without limitation laws regarding patient confidentiality, Borrower shall furnish, or cause to be furnished, to Agent all relevant records related to the Accounts in written and electronic form, including any file cabinets, storage containers or computers within which such records are kept. Borrower's grant to Agent, on behalf of and for the benefit of Lenders, of a security interest in such records and goods as set forth herein is subject to the confidentiality and other rights under applicable law and under rights and rules of the JCAHO.

     (d) Borrower shall promptly notify Agent in the event of any action(s), suit(s), proceeding(s), dispute(s), offset(s), deduction(s), defense(s) or counterclaim(s) that are or may be asserted by Obligor(s) with respect to any Account(s), if the aggregate amount of the portion(s) of the Account(s) subject to such actions, suits, etc. of which Borrower has gained knowledge since the date of the last Borrowing Base Certificate shall exceed One Million Dollars ($1,000,000.00) (except for denials of Government Accounts which shall be disclosed on a monthly basis by Borrower to Agent). This section does not require Borrower to provide a notice of denial to Agent in those cases where Borrower reasonably believes that an Obligor's notice of denial will be reversed upon the submission of supplemental information to the Obligor.

     (e) Borrower shall make all payments to the applicable Obligor necessary to prevent such Obligor from offsetting any earlier overpayment to Borrower against any amount the Obligor may owe on any Accounts if the aggregate amount of such offsets shall at any time exceed One Million Dollars ($1,000,000.00).

     (f) Borrower shall comply in all material respects with all of the terms of each settlement agreement and corporate integrity agreement entered into by Borrower with the government.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, Borrower covenants that, unless Majority Lenders have first consented thereto in writing, it will not:

     8.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person. Notwithstanding any of the foregoing:

          (i) any Borrower may merge or consolidate with any other Borrower, and any Subsidiary Guarantor may merge or consolidate with any other Subsidiary Guarantor or any Borrower;

          (ii) any Subsidiary Guarantor may be liquidated or dissolved if the Borrower decides in the exercise of its reasonable business judgment that such liquidation or dissolution is desirable provided that (a) such dissolution shall not have a Material Adverse Effect and (b) upon such dissolution, any and all of the assets and Property of such Subsidiary Guarantor shall be distributed to the Borrower(s) or Subsidiary Guarantor(s) which own(s) the capital stock of such Subsidiary Guarantor;

          (iii) any Borrower may acquire a new Subsidiary, or merge or consolidate with another Person, as a part of any Permitted Acquisition transaction provided that (a) in the case of any Permitted Acquisition transaction which involves the purchase of the capital stock or equity interests of another Person but does not involve a merger or consolidation, the Borrower shall pledge the capital stock or equity interests of such acquired Person to the Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreement and the acquired Person shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement in the form of Exhibit D attached hereto or (b) in the case of any Permitted Acquisition transaction which involves a merger of the acquired Person with the respective Borrower, the Borrower shall be the surviving entity; and

          (iv) any Borrower may create a new Subsidiary provided that the Borrower shall pledge the capital stock or equity interests of such newly-created Subsidiary to the Agent for the ratable benefit of the Lenders pursuant to the Pledge Agreement and the newly-created Subsidiary shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement.

Any Person which executes a Joinder Agreement pursuant to this subsection shall be deemed to be a "Borrower" under this Agreement, and every reference herein to "Borrower" shall be deemed to include that Person.

     8.2.2Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, other than (a) loans to employees not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding in the aggregate and (b) loans between or among a Borrower and any other Borrowers and/or any Subsidiary Guarantors.

     8.2.3 Total Indebtedness for Money Borrowed. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:

          (a) Obligations owing to Agent and/or Lenders under or in connection with the Loan Documents;

          (b) Indebtedness of a Borrower or any Subsidiary of Borrower to a Borrower or its Subsidiary as permitted in subsection 8.2.4;

          (c) the Subordinated Debt;

          (d) Permitted Purchase Money Indebtedness;

          (e) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not more than ninety (90) days from the due date, and which are incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; provided that Borrower or Subsidiary (as applicable) shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or Subsidiary (as applicable) and its independent accountants;

          (f) Obligations to pay Rentals permitted by subsection 8.2.13 and Capitalized Lease Obligations permitted under subsection 8.2.8;

          (g) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (h) guaranties of lease obligations or other similar obligations of Subsidiaries to the extent that such lease obligations or similar obligations are otherwise permitted by this Agreement;

          (i) bid bonds, performance bonds, surety bonds, letters of credit or similar obligations made in the ordinary course of business (including bonds to secure payment of judgments) which do not, in the aggregate, exceed Twenty Million Dollars ($20,000,000.00) at any one time; and

          (j) other Indebtedness not to exceed an aggregate amount of Five Million Dollars ($5,000,000.00) outstanding at any one time.

     8.2.4 Affiliate Transactions. Except as set forth in Exhibit 8.2.4 hereto, enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower or its Subsidiary. Notwithstanding any of the foregoing, the Company may issue up to Ten Million Dollars ($10,000,000.00) of additional Convertible Debentures to the Gentiva Trust according to the terms of subsection 8.2.10.

     8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

          (a) Liens at any time granted in favor of Agent, for the ratable benefit of Lenders;

          (b) Liens for taxes, assessments or charges imposed by any Government Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent's reasonable judgment such Lien does not materially adversely affect Agent's rights or the priority of Agent's Lien, for the ratable benefit of Lenders, upon the Collateral;

          (c) Liens arising in the ordinary course of Borrower's or such Subsidiary's business by operation of law or regulation, such as carriers, warehouseman's landlords' and mechanics liens, but only if payment in respect of any such Liens are not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of Borrower's or any of its Subsidiaries' business;

          (d) Purchase Money Liens securing Permitted Purchase Money
     Indebtedness;

          (e) such other Liens as appear on Exhibit 8.2.5 hereto;

          (f) pledges or deposits to secure workers' compensation, unemployment insurance and other social security legislation or the deposits securing obligations to insurance companies insuring such liabilities;

          (g) pledges or deposits to secure the performance of bids, trade contracts (other than for Borrowed Money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including bonds to secure payment of judgments), provided that such obligations do not, in the aggregate, exceed Twenty Million Dollars ($20,000,000.00) at any one time;

          (h) pledges or deposits to secure lease obligations of Borrower or any Subsidiaries to the extent such lease obligations are permitted by this Agreement;

          (i) Liens consisting of judgment or judicial attachment Liens (including prejudgment attachment) in existence less than forty-five (45) days after the entry thereof or the enforcement of which is effectively stayed or payment of which is covered in full (subject to a customary deductible) by insurance or which do not otherwise result in any Event of Default;

          (j) Liens securing obligations in respect of Capitalized Lease Obligations solely on property subject to such Capitalized Lease Obligations;

          (k) leases or subleases granted to third Persons not interfering in any material respect with Agent's right to the Collateral or the business of the Borrower or any Subsidiary;

          (l) liens arising from UCC financing statements regarding leases permitted by this Agreement;

          (m) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such liens attached only to the imported goods;

          (o) Liens existing on the Property of any Person at the time such Person becomes a Subsidiary of any Borrower or is merged or consolidated into a Borrower pursuant to a Permitted Acquisition transaction, and, in each case, not created in contemplation of or in connection with the Permitted Acquisition transaction, provided however, that such Liens do not extend to any of Property of any Borrower;

          (p) other Liens in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00), provided that such Liens do not secure any Indebtedness for Money Borrowed;

          (q) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted by this subsection 8.2.5 shall not cover any additional Indebtedness or Property; and

          (r) such other Liens as the Majority Lenders may hereafter approve in writing.

     8.2.6 Subordinated Debt. Either (i) make, or permit Borrower or any of its Subsidiaries to make, any payment (including, without limitation, any prepayment) of any part or all of any Subordinated Debt (other than in the context of a refinancing transaction as permitted under clause (iii) of the definition of Subordinated Debt), or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Debt, provided that if, after taking any such payment into effect, no Event of Default shall have occurred and Availability shall be at least Forty Million Dollars ($40,000,000.00 ), then such a payment, repurchase, redemption or retirement with respect to the Quantum Debentures may take place, or (ii) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt except for amendments or modifications which are not adverse in any material respect towards Agent and/or Lenders and as permitted by the terms of the documents governing such Subordinated Debt. Notwithstanding any of the foregoing, so long as no Default or Event of Default has occurred and remains outstanding, Borrower may make regularly scheduled payments of interest in respect of any of the Subordinated Debt.

     8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions. Notwithstanding the foregoing, (i) any Borrower or any Subsidiary Guarantor may declare and/or make Distributions to any Borrower and (ii) the Gentiva Trust may make regularly scheduled dividend payments (either in cash or in-kind) to the holders of the Convertible Trust Preferred Stock according to the terms of the documents governing the Convertible Trust Preferred Stock.

     8.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed (i) Twenty-Six Million Dollars ($26,000,000.00) in fiscal year 2000, (ii) Twenty-Seven Million Dollars ($27,000,000.00) in fiscal year 2001, and (iii) Thirty Million Dollars ($30,000,000.00) in each fiscal year thereafter.

     8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except: (i) sales of Inventory in the ordinary course of business, (ii) a transfer of Property by any Borrower or Subsidiary Guarantor to any Borrower, (iii) dispositions of Property (including dispositions of used, worn-out or surplus Property) by Borrower or any Subsidiary in the ordinary course of business with fair market value of less than One Million Dollars ($1,000,000.00), in the aggregate, in any given fiscal year (which disposition may include a disposition, whether or not in the ordinary course of business of all or substantially all of the assets of a Borrower or a Subsidiary Guarantor, or all of the stock of any Borrower or Subsidiary Guarantor, provided that such disposition is within the $1,000,000.00 limitation) , (iv) leases or subleases of Property which shall not have a Material Adverse Effect, and (v) dispositions expressly authorized by this Agreement.

     8.2.10 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares and shares. Notwithstanding any of the foregoing, (i) the Company may issue additional shares of its capital stock and (ii) the Gentiva Trust may issue additional shares of preferred stock either (i) for the purpose of making in-kind dividend payments as regularly scheduled to the holders of the Convertible Trust Preferred Stock according to the terms of the documents governing the Convertible Trust Preferred Stock or (ii) in connection with the issuance of additional Convertible Debentures to the Gentiva Trust by the Company after the Funding Date in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) on terms no less favorable to the Lenders than those of the initial issuance of the Convertible Trust Preferred Stock at the time of the Closing. Nothing in this subsection shall be construed to prohibit the creation of new subsidiaries by any Borrower in accordance with the provisions of subsection 8.2.1.

     8.2.11 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis except for consignment sales which, in the aggregate, do not exceed One Million Dollars ($1,000,000.00).

     8.2.12 Restricted Investment. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

     8.2.13 Leases. Become, or permit any Subsidiary of Borrower to become, a lessee under any Operating Lease (other than a lease under which Borrower or any of its Subsidiaries is lessor, which lease is otherwise permitted by the terms of this Agreement) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under such lease and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed Thirty-Seven Million Dollars ($37,000,000.00). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any such lease.

     8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower.

     8.2.15 Change of Corporate Name. Change or permit any Subsidiary of Borrower to change the name of the respective corporate legal entity as registered with the Secretary of State in the jurisdiction of its incorporation unless 30 days prior written notice of such change is given to the Agent.

     8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lenders, Borrower covenants that, Borrower shall, on a consolidated basis, maintain the financial covenants set forth on Schedule 8.3 hereto.

SECTION 9. CONDITIONS PRECEDENT

     9.1 Conditions Precedent to Effectiveness of Agreement. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and/or Lenders under the other sections of this Agreement the effectiveness of this Agreement is subject to satisfaction of each of the following conditions precedent:

     9.1.1 Documentation. Agent shall have received, in form and substance reasonably satisfactory to Agent and its counsel, a duly executed copy of this Agreement, the Revolving Credit Notes and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance reasonably satisfactory to Agent and its counsel, including, without limitation the following:

     (a) Certified copies of Borrower's casualty insurance policies, together with loss payable endorsements on Lender's standard form of lender's loss payee endorsements naming Lender as lender loss payee and certified copies of Borrower's liability insurance policies, together with endorsements naming Lender as additional insured;

     (b) Certified copies of (i) resolutions of Borrower's board of directors authorizing the execution and delivery of this Agreement and the Loan Documents and the performance of all transactions contemplated hereby and thereby, (ii) Borrower's by-laws and any amendments thereto, and (iii) an incumbency certificate of Borrower;

     (c) A copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

     (d) Good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its Properties necessitates qualification;

     (e) A closing certificate signed by the Chief Financial Officer of the Company dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct in all material respects on and as of such date, (ii) Borrower is on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

     (f) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

     (g) The favorable, written opinion of Borrower's counsel as to the transactions contemplated by this Agreement and any of the other Loan Documents;

     (h) the Subsidiary Guaranty duly executed and delivered by each Subsidiary Guarantor;

     (i) Duly executed agreement establishing a Dominion Account at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion for the collection or servicing of the Accounts; and

     (j) Such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

     9.1.2 No Default. No Default or Event of Default shall exist.

     9.2. Conditions Precedent to Funding. Notwithstanding the effectiveness of this Agreement, any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and/or Lenders under the other sections of this Agreement, Agent and/or Lenders shall have no obligations to make any Loans or to arrange for the issuance of any Letters of Credit or LC Guaranties under the Revolving Credit Facility until the following conditions precedent have been satisfied:

     9.2.1 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

     9.2.2 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and issued the initial Letters of Credit and LC Guaranties contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby, Aggregate Adjusted Availability on the Funding Date shall not be less than One Hundred Million Dollars ($100,000,000.00).

     9.2.3 Borrowing Base Certificate and Disbursement Instructions. Borrower shall have delivered to Agent an initial Borrowing Base Certificate dated as of the Funding Date and written instructions from the Company on behalf of all Borrowers directing the application of the initial Loans made pursuant to this Agreement.

     9.2.4 Delivery of Opinion of Special Healthcare Counsel. Borrower shall have delivered to Agent the favorable, written opinion of Borrower's special healthcare counsel as to certain matters relating to the creation and perfection of Agent's security interest in certain Accounts of Borrower.

     9.2.5 Payment of Fees. Borrower shall have paid all fees and expenses owing hereunder.

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

     9.2.6 Convertible Debentures and Convertible Trust Preferred Stock. The issuance of the Convertible Debentures and the Convertible Trust Preferred Stock shall have been completed and closed and the proceeds thereof (which shall not be less than Twenty Million Dollars ($20,000,000.00) shall have been received by the Company and the Company shall have delivered to Agent copies of the documents relating to the issuance of the Convertible Debentures and the Convertible Trust Preferred Stock, certified as complete and correct by the Company

     9.2.7 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

     9.2.8 Divestiture. The shareholders of Olsten Corporation shall have approved the merger of Olsten Corporation with a wholly-owned subsidiary of Adecco SA, which merger transactions shall include as an integral component the Divestiture of Borrower, and such Divestiture of Borrower from Olsten Corporation shall have been consummated according to the terms of the Merger Agreement between Olsten Corporation and Adecco, SA dated August 17, 1999, as amended, the Separation Agreement and all related agreements and documents. In addition, Borrower shall have obtained any and all federal, state and local regulatory approvals, and have completed any and all federal, state and local regulatory notifications, which may be required in connection with the Divestiture transactions, and have delivered to Agent copies of all of the Divestiture Documents, certified as complete and correct by the Borrower.

     9.2.9 No Default. No Default or Event of Default shall exist.

     9.2.10 Funding Certificate. A certificate signed by the Chief Financial Officer of the Company dated as of the Funding Date, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct in all material respects on and as of the Funding Date, (ii) Borrower is on the Funding Date in compliance with all the terms and provisions set forth in this Agreement, and (iii) on the Funding Date no Default or Event of Default has occurred or is continuing.

     9.3 Funding Date. If the Funding Date has not occurred by the end of the day on March 24, 2000, this Agreement and all other Loan Documents shall become null and void and of no further force and effect and all obligations, if any, of Agent and/or Lenders to make Loans and/or arrange for the issuance of Letters of Credit shall terminate.-

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

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     10.1.1 Payment of Obligations. Borrower shall fail to pay any of the
Obligations on the due date thereof (whether at scheduled due date, at stated maturity, on demand, upon acceleration, upon termination of this Agreement or otherwise).

     10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower or any Subsidiary of Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

     10.1.3 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 6.1.1, 6.2, 8.1.1, 8.1.2, 8.1.8, 8.2 or 8.3 of this Agreement on the date that Borrower is required to perform, keep or observe such covenant.

     10.1.4 Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in this Section 10.1) and the breach of such other covenant is not cured to Agent's satisfaction within twenty (20) days after the sooner to occur of the Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of Borrower except that, in the case of any such failure or neglect with respect to subsection 8.1.3 hereof, such grace period shall be ten (10) days..

     10.1.5 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrower shall default in any material respect in the performance or observance of any material term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

     10.1.6 Other Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) which singly or in the aggregate with any other such Indebtedness equals or exceeds Two Million Dollars ($2,000,000.00) if the holder of such Indebtedness would be entitled to accelerate such Indebtedness as a consequence of such default or event of default.

     10.1.7 Uninsured Losses. Any loss, theft, damage or destruction of any material portion of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

     10.1.8 Adverse Changes. There shall occur any event or condition which results in a material adverse change in the financial condition, or business operations of the Borrower which impairs Borrower's ability to perform its Obligations or brings into question the validity or enforceability of any of the Loan Documents.

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

     10.1.9 Insolvency and Related Proceedings. Any Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than 60 days, provided that Lenders are not obligated to make Loans or arrange for the issuance of Letters of Credit or LC Guaranties during any such proceeding and may seek any relief that they or Agent deems appropriate in such proceedings) or any Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

     10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower or any of its Subsidiaries for a period which would have a Material Adverse Effect; Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or such Subsidiary which is necessary to the continued or lawful operation of its business and which loss or revocation has a Material Adverse Effect; or Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs and such enjoining, restraint or prevention has a Material Adverse Effect; or any material lease or agreement pursuant to which Borrower or any of its Subsidiaries leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and which loss or termination has a Material Adverse Effect.

     10.1.11 Change of Control. The occurrence of a Change of Control.

     10.1.12 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any of its Subsidiaries is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or Subsidiary's complete or partial withdrawal from such Plan.

     10.1.13 Challenge to Agreement. Borrower or any of its Subsidiaries, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, for the ratable benefit of Lenders.

     10.1.14 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke any guaranty and surety agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

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

     10.1.15 Criminal Forfeiture. Borrower or any of its Subsidiaries shall be criminally convicted or any judicial or administrative proceeding results in a forfeiture of any material Property of Borrower or any of its Subsidiaries.

     10.1.16 Judgments. Borrower or any of its Subsidiaries shall suffer any final judgment or judgments for the payment of money (in excess of insurance coverage) in excess of Two Million Dollars ($2,000,000.00) in the aggregate and the same shall not be discharged, satisfied or stayed within a period of forty-five (45) days. Notwithstanding the foregoing, for the purposes of this subsection only, no judgment amount shall be included in the calculation of the aggregate amount of judgments to the extent that such respective Borrower or Subsidiary shall obtain a bond covering the liability.

     10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Agent (or by Agent at the written direction of the Majority Lenders) and without presentment, demand, protest or further notice by Agent, become at once due and payable and Borrower shall forthwith pay to Lenders, the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof (other than an Event of Default based solely on Borrower's ceasing to be Solvent), all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent.

     10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may (or, at the written direction of Majority Lenders, shall) exercise from time to time the following rights and remedies to the extent permitted by local law:

     10.3.1 The right to cease making Loans.

     10.3.2 Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to "take possession" of the Collateral, and notify all Obligors of the Agent's security interest, on behalf of and for the benefit of Lenders, in the Collateral and require payment under the Accounts to be made directly to Agent, on behalf of Lenders, and Agent may, in its own name or in the name of the Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Agent and Lenders in their sole and absolute discretion for any reason or without reason and Agent and Lenders may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrower, or any of them, to an address designated by Agent). With respect to any Government Accounts, the rights transferred to Agent in connection with this Agreement do not include the right to claim payment in Agent's name from the applicable Obligor or the right to direct such Obligor to remit payment directly to Agent, except as permitted by applicable laws and regulations governing such Accounts.

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

     10.3.3 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

     10.3.4 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent or any Lender for storage thereof).

     10.3.5 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, first to the costs, expenses and attorneys' fees incurred by Agent or any Lender in collecting the Obligations, in enforcing the rights of Agent or any Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain jointly and severally liable to Agent and Lenders therefor.

     10.3.6 Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit to the extent permitted under such agreements.

     10.3.7 Agent may, at its option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Agent, for the ratable benefit of Lenders, as a reserve to fund future payments on such LC Guaranties and future drawings against such

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

Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

     10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any guaranty and surety agreement given to Agent and/or any Lender or contained in any other agreement among Agent, or any Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower.

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

SECTION 11. AGENT

     As between Agent and Lenders, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows (and the Borrower hereby consents to, and approves, such agreement):

     11.1 Appointment and Authorization. Each Lender (and each subsequent holder of any of the Notes by its acceptance thereof) hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, LC Guaranties, this Agreement, the other Loan Documents and all related documents in accordance with its usual practices. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by Agent on behalf of and for the ratable benefit of all Lenders.

     11.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission is caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted by Agent at the direction of Majority Lenders, so long as Agent acted or omitted to act in full compliance with such directions.

     11.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel or advisors.

     11.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Notes or any other Loan Document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

     11.5 Rights as a Lender. With respect to its applicable Pro Rata Shares in each of the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may lend money to and generally engage in any kind of business with Borrower and its Subsidiaries and Affiliates as if it were not Agent. Upon the occurrence and during the continuation of an Event of Default, Agent shall, upon the written

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

request of any Lender, disclose to Lenders any business transactions or arrangements then existing between Agent and Borrower (but only to the extent that such disclosure would not violate the terms of any confidentiality agreement between Agent and Borrower).

     11.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrower, except as Agent in its reasonable discretion deems appropriate. The relationship between Agent and each Lender is and shall be limited to that of agent and principal and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any Lender or for the holder of a participation, nor impose upon Agent duties and obligations other than those set forth herein.

     11.7 Collections and Disbursements.

     11.7.1 Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws or payments made under the Letters of Credit or LC Guaranties respectively, together with all fees, charges or other amounts due under this Agreement and the other Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established from time to time. Settlements (including adjustments of the proportionate shares among the Lenders) shall occur on such dates as Agent may elect in its sole discretion but which shall be no less frequently than weekly. Between settlement dates, all collections and payments shall be applied at Agent's discretion.

     11.7.2 If any such payment received by Agent or Issuer is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents (unless such rescission or return occurs before the amount of such payment has been applied to the Obligations or otherwise reflected in a settlement as provided for in subsection 11.7.1 above), each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned (together with interest and other fees thereon if also required to be rescinded or returned).

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

     11.7.3 All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Loans, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 11.16. In the event that any Lender shall receive any payments in reduction of the Loans in an amount greater than its applicable Pro Rata Percentage in respect of Obligations to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Share of the other Lenders as determined by Agent.

     11.8 Indemnification. To the extent not indemnified by Borrower, Lenders hereby each indemnify Agent and Issuer ratably according to the respective amounts of each Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or its Affiliate, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or its Affiliate, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or its Affiliate's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted by Agent (or its Affiliate, as the case may be) at the direction of Majority Lenders, so long as Agent acted or omitted to act in full compliance with such directions. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent (or its Affiliate, as the case may be) by such Lender by virtue of this Section.

     11.9 Expenses.

     (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrower, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel, consultant and expert fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under this Agreement and under the other Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

     (b) Agent shall have the right to deduct, from amounts to be paid by Agent to any Lender hereunder, any amount owing to Agent by such Lender by virtue of this Section.

     11.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the other Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, or any Account Debtor of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or the sufficiency, authenticity, legal effect, validity or enforceability of this Agreement or the other Loan Documents. Agent assumes no responsibility or liability with respect to the collectability of the Obligations or the performance by Borrower of any obligation under this Agreement or the Loan Documents.

     11.11 Reporting. During the term of this Agreement, Agent will (to the extent received by Agent) promptly furnish each Lender with (i) copies of all notices, financial statements, borrowing base certificates and supporting documentation of Borrower required to be delivered or obtained hereunder and
(ii) such other financial statements and reports and other information in Agent's possession as any Lender may reasonably request; provided however, that Agent will not be liable to any Lender for Agent's failure to do so unless such failure constitutes gross negligence or willful misconduct or repeated failure to comply with this provision after repeated requests by Lender. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

     11.12 Removal of Agent. Agent may resign at any time upon giving thirty
(30) days prior written notice thereof to Lenders and Borrower. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent's duties or responsibilities under this Agreement as finally determined by a court of competent jurisdiction; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lenders shall have the right to appoint a successor Agent by majority vote of the Lenders (based upon the Pro Rata Percentages of the Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

     11.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders (or, if applicable, Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance

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

with written instructions signed by Lenders (or, if applicable, Majority Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Notes.

     11.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

     11.15 Consent of Lenders.

     (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Loan Documents, including, without limitation, the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made and, upon consultation with Issuer or its Affiliate (as applicable), the determination as to whether draws should be honored for Letters of Credit. To the extent reasonably practicable under the circumstances, without impairing (in Agent's judgment) the Lenders' rights and interests concerning the Borrower or the Collateral, Agent shall give notice to and shall consult with Lenders prior to enforcing, or taking any action to collect, any and all of the Obligations of Borrower or any other Person under the Loan Documents or acquiring any or all of the Collateral (title to any such Collateral being held for the benefit of the Lenders according to this Agreement). Agent may exercise such rights directly or by employing others to operate, manage, preserve, protect and dispose of such Collateral.

     (b) Notwithstanding anything to the contrary contained in subsection 11.15(a) above, Agent shall not without the prior written consent of all
Lenders: (i) extend any payment date under the Notes or this Agreement or the Revolving Credit Maturity Date, (ii) reduce any interest rate applicable to any of the Loans, any fee payable to Lenders hereunder or any fee for any Letter of Credit or LC Guaranty, (iii) increase the Total Revolving Credit Facility, (iv) waive any Event of Default under subsection 10.1.1, (v) compromise or settle all or a portion of the Obligations, (vi) release any Borrower or Subsidiary Guarantor or any other Person liable in any way on account of the Obligations except in connection with termination of the Revolving Credit Facility, and full payment and satisfaction of all Obligations (including, without limitation, obligations of Borrower under the Revolving Credit Note), except that, if all of the stock of Borrower or Subsidiary Guarantor is sold in a transaction permitted by subsection 8.2.9(iii), Agent shall release such Borrower or Subsidiary Guarantor from its obligations hereunder and under any of the other Loan Documents upon the request of Borrower, (vii) amend the definition of Borrowing Base, Eligible Accounts, or Majority Lenders, (viii) amend this subsection 11.15(b), or (ix) modify the permitted use of proceeds, provided that, Agent may, in its sole discretion and without the consent of any Lenders, release insurance proceeds collected under subsection 6.1.2 to Borrower to permit the repair, reconstruction or replacement of the loss or damage to Collateral. To the extent applicable, upon receipt of written consent of all Lenders with respect to any of the foregoing, Agent shall act in accordance therewith.

     (c) Notwithstanding anything to the contrary contained in subsection 11.15(a) above, and subject to any applicable limitation set forth in subsection 11.15(b) above, Agent shall not, without the prior written consent of Majority
Lenders: (i) waive any Event of Default (other than an Event of Default (A) resulting from a breach of any covenant or agreement under Section 8.1 which may be consented to by Agent within its discretion, or (B) under subsection 10.1.1 which is subject to clause (iv) of subsection 11.15(b) above); (ii) consent to Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the other Loan Documents; (iii) amend or modify or agree to an amendment or modification of any provision of this Agreement; or (iv) release Collateral in excess of One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year. To the extent applicable, upon receipt of written consent of Majority Lenders with respect to any of the foregoing, Agent shall act in accordance therewith.

     (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders and, unless otherwise directed by Majority Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under this Agreement or the other Loan Documents and available at law or in equity to protect the rights of Agent and Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the Collateral, the Loans or Agent's or any Lenders' rights or remedies.

     (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within ten (10) Business Days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

     (f) Notwithstanding any other provision of this Section 11.15 and without impairing Agent's discretionary rights under Section 10, Agent shall have the right (in its sole discretion) to permit to exist Overadvances to be outstanding at any time up to an aggregate amount of Five Million Dollars ($5,000,000.00) without right of disapproval by or consent of any Lenders, and be entitled in its sole discretion to permit Borrower a period not to exceed ninety (90) days to repay or remove such Overadvance. Notwithstanding the foregoing, Agent shall not grant any request for an Overadvance to the extent that the aggregate amount of all Revolving Credit Loans outstanding (after giving effect to such requested Overadvance) would exceed the Total Revolving Credit Facility.

     11.16 Participations and Assignments: Borrower hereby acknowledges and agrees that any Lender may at any time subject to the prior written consent of Majority Lenders: (a) grant participations in up to forty-nine percent (49%) of its Pro Rata Share of the Loans and of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office of such Lender or to any Participating Lender; provided, however, that:
(i) all amounts payable by Borrower to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participating Lender if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loans, increase the amount of the Total Revolving Credit Facility, or postpone the date fixed for any scheduled payment of principal of or interest on the Loans; and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to (subject to the terms and conditions hereof) make Loans hereunder; and (b) assign, pursuant to a written assignment and acceptance in form and substance satisfactory to Agent (the "Assignment") all or any percent of its Pro Rata Share of the Loans, or any right, title and interest therein or in and to this Agreement to any financial institution so long as (i) after any such assignment occurs, the Pro Rata Share of each Lender under this Agreement equals at least Five Million Dollars ($5,000,000.00), (ii) Agent and (if no Event of Default is outstanding) Borrower consents to such assignment in writing, which consent shall not be unreasonably withheld or delayed and (iii) Agent receives an assignment fee from the assigning Lender (not reimbursable by or chargeable to the Borrower) of Five Thousand Dollars ($5,000.00). Upon the execution by the assignor and assignee of the Assignment, and delivery to Agent of the Assignment for acceptance, the assigning Lender shall, to the extent provided in the Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment have the rights and obligations of a Lender hereunder. All Participations and assignments hereunder shall be of all of the Loans in the same proportion as is the Pro Rata Percentage of all Loans of the Lender making the assignment or granting the Participation. Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments pursuant to this Section 11.16, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Agent may disclose credit information regarding Borrower to any potential participant or assignee.

     11.17 Borrower's Consent. Any amendment to Section 11 (other than Section 11.16) of this Agreement shall not require Borrower's consent.

     11.18 Security Interest of Lender. To the extent any Lender obtains a Lien upon or security interest in any of the Collateral in support of any Obligation of Borrower, or any of them, that does not arise under this Agreement or any of the Loan Documents (other than a purchase money security interest or a Capitalized Lease Obligation, the incurrence of and existence of which is otherwise permitted by this Agreement), such Lien and security interest shall be subordinate in priority to the Lien upon and security interest in the Collateral of Agent, held for the ratable benefit of Lenders.

SECTION 12. MISCELLANEOUS

     12.1 Power of Attorney. Subject to and consistent with Medicare and Medicaid regulations, Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to Borrower, and in either Borrower's or Agent's name, but at the cost and expense of Borrower:

     12.1.1 Agent or said agent, in its sole discretion, may for the purpose of deposit, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or any Lender or under Agent's or any Lender's control.

     12.1.2 At such time or times after the occurrence and during the continuance of an Event of Default as Agent, or Agent's agent, in its sole discretion, may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) subject to any applicable confidentiality restrictions receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) subject to any applicable confidentiality restrictions use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

     12.2 Indemnity. Borrower hereby agrees to indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent and any Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder except to the extent resulting from or relating to Agent's gross negligence or wilful misconduct. In addition, Borrower shall defend Agent and each Lender against and hold Agent and each Lender harmless from all claims of any Person with respect to the Collateral except to the extent resulting from or relating to Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent and each Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this
Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     12.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower, Agent and the Lenders required hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

     12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and each Lender permitted under
Section 11.16 hereof.

     12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, provided that a copy is sent either by mail or overnight courier immediately thereafter addressed as follows:

       If to Agent or any Lender:  Fleet Capital Corporation
                                   60 East 42nd Street
                                   3rd Floor
                                   New York, NY 10017
                                   Attention:  Loan Administration Manager
                                   Facsimile No.: 212-885-8808

       With a copy to:             Blank Rome Comisky & McCauley LLP
                                   One Logan Square
                                   Philadelphia, PA 19103
                                   Attention: Lawrence F. Flick, II, Esquire
                                   Facsimile No.: 215-569-5522


       If to Borrower:             Gentiva Health Services, Inc.
                                   Olsten Health Services Holding Corp.
                                   175 Broad Hollow Road
                                   Melville, NY 11747
                                   Attention: John J. Collura
                                   Facsimile No.: 631 - 844 - 7538

       With a copy to:             Cahill Gordon & Reindel
                                   80 Pine Street
                                   New York, NY 10005
                                   Attention: John Schuster, Esquire
                                   Facsimile No.: 212 - 269 - 5420

       If to Lenders:              To the address for each Lender set forth on
                                   Annex I hereto.


or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent. Any notice provided hereunder to Borrower shall be deemed to have been provided to, and shall bind and be effective against, Borrower.

     12.9 Agent's and Lender's Consent. Whenever Agent's or any Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or any Lender shall be authorized to give or withhold such consent in its sole and absolute discretion (except to the extent expressly provided otherwise in this Agreement) and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     12.10 Credit Inquiries. Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

     12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR ANY LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPREME COURT OF NEW YORK, SITTING IN NEW YORK COUNTY, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT AND/OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING

OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON BORROWER'S ACTUAL RECEIPT THEREOF. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.15 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH EACH LENDER AND AGENT HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT AND/OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT AND/OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT AND/OR ANY LENDER TO EXERCISE ANY OF AGENT'S AND/OR ANY LENDER'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE

EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.16 Joint and Several Liability. The liability of each of the entities comprising the "Borrower" hereunder shall be joint and several.

     12.17 Release Upon Termination. Upon the termination of this Agreement pursuant to Section 4.2 hereof and the full, final and indefeasible payment in cash of all of the Obligations hereunder, or any sale or transfer (but not including any lease transfer) of Collateral by Borrower or any Subsidiary permitted by the terms of this Agreement, the Agent shall, upon the request and at the sole cost and expense of Borrower, forthwith assign, transfer and deliver to Borrower, against receipt and without recourse or warranty by Agent, (i) all of the Collateral (or in the case of a sale or transfer, such of the Collateral as is subject to such sale or transfer) that may be in possession of the Agent and shall not have been sold by Agent in accordance with or otherwise applied to the Obligations pursuant to the terms hereof, and (ii) with respect to such Collateral as is not in possession of the Agent, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral (or, in the case of a sale or transfer such of the Collateral, as is subject to such sale or transfer), as the case may be. Notwithstanding anything else herein, Agent shall retain any Collateral provided to Agent under Section 1.3 for the purpose of securing any Letter(s) of Credit or LC Guaranties with expiration dates beyond the last day of the Original Term until such time as such Letter(s) of Credit and/or LC Guarant(ies) shall have expired.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                          GENTIVA HEALTH SERVICES, INC.


                          By:
                               ------------------------------------
                          Print name:
                               ------------------------------------
                          Title:
                               ------------------------------------

                          OLSTEN HEALTH SERVICES HOLDING CORP.

                          By:
                               ------------------------------------
                          Print name:
                               ------------------------------------
                          Title:
                               ------------------------------------


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                         SUBSIDIARY BORROWING CORPORATIONS:

                                  New York Healthcare Services, Inc.
                                  OHS Service Corp.
                                  Olsten Certified HealthCare Corp.
                                  Olsten Flying Nurses Corp.
                                  Olsten Health Services (Certified), Inc.
                                  Olsten Health Services (Infusion), Inc.
                                  Olsten Health Services (Quantum) Corp.
                                  Olsten Health Services (Staffing), Inc.
                                  Olsten Health Services (USA), Inc.
                                  Olsten Network Management, Inc.
                                  Olsten Network Management (Area One) Corp.
                                  Olsten Network Management (Area Two) Corp.
                                  Olsten Network Management (Area Three ) Corp. Olsten Services of New York, Inc.
                                  QC-Medi New York, Inc.
                                  Quality Care - USA, Inc.
                                  Quality Managed Care, Inc.
                                  The I.V. Clinic, Inc.
                                  The I.V. Clinic III, Inc.

                                  By:
                                     ------------------------------------
                                  Print name:
                                     ------------------------------------
                                  Title:
                                     ------------------------------------


                         AGENT:

                            FLEET CAPITAL CORPORATION


                                  By:  /s/ Frank J. Galle
                                     ------------------------------------
                                  Print name:  Frank J. Galle
                                     ------------------------------------
                                  Title:  Senior Vice President
                                     ------------------------------------

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                            LENDERS:

                            FLEET CAPITAL CORPORATION


                                  By:  /s/ Frank J. Galle
                                     ------------------------------------
                                  Print name:  Frank J. Galle
                                     ------------------------------------
                                  Title:  Senior Vice President
                                     ------------------------------------

                           GMAC COMMERCIAL CREDIT LLC


                                  By:
                                     ------------------------------------
                                  Print name:
                                     ------------------------------------
                                  Title:
                                     ------------------------------------


                         U.S. BANK NATIONAL ASSOCIATION


                                  By:  /s/ Robert W. Josephson
                                     ------------------------------------
                                  Print name:  Robert W. Josephson
                                     ------------------------------------
                                  Title:  Vice President
                                     ------------------------------------

                         debis FINANCIAL SERVICES, INC.


                                  By:  /s/ James M. Vandervalk
                                     ------------------------------------
                                  Print name:  James M. Vandervalk
                                     ------------------------------------
                                  Title:  President, ABL Division
                                     ------------------------------------



                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                         DIME COMMERCIAL CORP.


                                  By:  /s/ James A. Fisher
                                     ------------------------------------
                                  Print name:  James A. Fisher
                                     ------------------------------------
                                  Title:  Senior Vice President
                                     ------------------------------------


                          IBJ WHITEHALL BUSINESS CREDIT
                          CORPORATION


                                  By:  /s/ Andrew Sepe
                                     ------------------------------------
                                  Print name:  Andrew Sepe
                                     ------------------------------------
                                  Title:  Assistant Vice President
                                     ------------------------------------


                             NATIONAL BANK OF CANADA


                                  By:  /s/ Michael F. McIntyre
                                     ------------------------------------
                                  Print name:  Michael F. McIntyre
                                     ------------------------------------
                                  Title:  Assistant Vice Presdient
                                     ------------------------------------

                                  By:  /s/ Vincent Lima
                                     ------------------------------------
                                  Print name:  Vincent Lima
                                     ------------------------------------
                                  Title:  Vice President
                                     ------------------------------------

                           SIEMENS CREDIT CORPORATION


                                  By:  /s/ Frank Amodio
                                     ------------------------------------
                                  Print name:  Frank Amodio
                                     ------------------------------------
                                  Title:  Vice President - Credit
                                     ------------------------------------

                                   APPENDIX A

                               GENERAL DEFINITIONS

     When used in the Loan and Security Agreement dated as of March ___, 2000 by and among Fleet Capital Corporation, as agent, the financial institutions identified as "Lenders" on Annex I attached thereto, Gentiva Health Services, Inc. Olsten Health Services Holding Corp., and each of the Subsidiary Borrowing Corporations listed on the signature pages hereto (each a "Borrower," and collectively "Borrower"), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     Account Debtor - any Person who is or may become obligated under or on account of an Account.

     Accounts - all of each Borrower's accounts, accounts receivable and rights to payment for services performed or for goods and Inventory sold or leased by such Borrower including, without limitation, (a) all "accounts" as defined in the Code, (b) all health-care-insurance receivables, including the third party reimbursable portion of accounts receivable owing to a Borrower arising out of the delivery by Borrower of medical, surgical, diagnostic, treatment or other professional or medical or other healthcare related services and/or the supply of goods related to any of such services (whether such services are supplied by Borrower or a third party), including all rights to reimbursement under any agreements with an Obligor, (c) all accounts, general intangibles (other than general intangibles to the extent related to any Borrower's Equipment or fixtures), rights, remedies, guarantees, and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records (other than medical records, unless patient consents with respect thereto have been received) evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest, (d) all information and data compiled or derived by such Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), (e) Government Accounts and (f) all proceeds of any of the foregoing.

     Additional Convertible Debentures - see "Convertible Debentures."

     Adjusted LIBOR Rate - for any LIBOR Interest Period, as applied to a Revolving Credit LIBOR Rate Loan, the rate per annum (rounded upward if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

                  Adjusted LIBOR Rate =            LIBOR Rate
                           (1.00 - Reserve Percentage)

For purposes hereof, "LIBOR Rate" shall mean the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which Bank is offered deposits of the United States Dollar in the interbank euro dollar loan market on or about 11:00 A.M London time two (2) London Business Days prior to the commencement of such LIBOR Interest Period on amounts substantially equal to the Revolving Credit LIBOR Rate Loan as to which Borrower may elect the Adjusted LIBOR Rate to be applicable with a maturity of comparable duration to the LIBOR Interest Period selected by Borrower for such Revolving Credit LIBOR Rate Loan

     Adjusted Net Earnings From Operations - with respect to any fiscal period, means the net earnings (or net loss) as reflected on the financial statements of Borrower supplied to Lender pursuant to subsection 8.1.3 of the Agreement, but excluding:

          (i) any gain or loss arising from the sale of capital assets;

          (ii) any gain arising from any write-up of assets;

          (iii) earnings of any Subsidiary of any Borrower accrued prior to the date it became a Subsidiary;

          (iv) earnings of any corporation, substantially all the assets of which have been acquired in any manner by any Borrower, realized by such corporation prior to the date of such acquisition;

          (v) net earnings of any business entity (other than a Subsidiary of any Borrower) in which any Borrower has an ownership interest unless such net earnings shall have actually been received by such Borrower in the form of cash distributions;

          (vi) any portion of the net earnings of any Subsidiary of any Borrower which for any reason is unavailable for payment of dividends to any of the Borrower;

          (vii) the earnings of any Person to which any assets of any Borrower shall have been sold, transferred of disposed of, or into which any Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

          (viii) any gain arising from the acquisition of any Securities of any Borrower; and

          (ix) any gain arising from extraordinary or non-recurring items.

     Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 25% (or, when used in the definition of Eligible Account, 5%) or more of any class of the Voting Stock of a Person; or (iii) 25% (or, when used in the definition of Eligible Account, 5%) or more of the Voting Stock (or in the case of a Person which is not a corporation, 25% (or, when used in the definition of Eligible Account, 5%) or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

     Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A, all as amended, restated, replaced or supplemented from time to time.

     Aggregate Adjusted Availability - an amount equal to the sum of (i) the Borrowing Base plus (ii) Borrower's unrestricted cash on hand, less the sum of
(i) the amount of Revolving Credit Loans and the LC Amount as of the Funding Date plus (ii) all sums due and owing to trade creditors which remain outstanding beyond normal trade terms or special terms granted by trade creditors, plus (iii) any reserves against the Borrowing Base permitted by subsection 1.1.1 hereof, plus (iv) closing payments and expenses.

     Applicable Margin - with respect to Revolving Credit LIBOR Rate Loans, 2.5% and with respect to Revolving Credit Base Rate Loans, .25%.

     Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of (i) the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent and/or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and (ii) the LC Amount, is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

     Bank - Fleet National Bank, N.A., or its successor, or such other bank as Agent may hereafter designate with the consent of Borrower, which consent shall not be unreasonably withheld.

     Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

     Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

          (i) an amount equal to Total Revolving Credit Facility; or

          (ii) an amount equal to 80% of the net amount of Eligible Accounts outstanding at such date; provided, however, that loans against Government Accounts shall at no time exceed in the aggregate the lesser of (a) Fifty Million Dollars ($50,000,000) or (b) 33% of Availability.

For the purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

     Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

     Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations all as determined in accordance with GAAP.

     Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     Change of Control - if at any time (i) with respect to the Company, any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect at the date of the Closing) or related persons constituting a group (as such term is used Rule 13d-5 under the Securities Exchange Act of 1934 as in effect as of the date of the Closing) become the "beneficial owners" (as such term is used in Rule 13(d)3 of the Securities Exchange Act of 1934 as in effect on the date of the Closing), directly or indirectly, of more than Fifty Percent (50.0%) of the total voting power of the then outstanding Capital Stock of Borrower, or (ii) with respect to any Borrower or Subsidiary Guarantor other than the Company, such Borrower or Subsidiary Guarantor shall cease to be a wholly-owned direct or indirect subsidiary of the Company (except in connection with a disposition of all of the stock of any such Borrower or Subsidiary Guarantor in accordance with the terms of subsection 8.2.9 (iii)). Notwithstanding the foregoing, the Gentiva Trust may issue, and other Persons besides the Company may own, Convertible Trust Preferred Stock which is issued in accordance with the terms of this Agreement.

     Chattel Paper - as defined in the Code, whether now owned or hereafter acquired by Borrower.

     Closing Date - the date on which all of the conditions precedent to the effectiveness of this Agreement in Section 9.1 of the Agreement are satisfied.

     Code - the Uniform Commercial Code as adopted and in force in the State of New York, as from time to time in effect; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction as from time to time in effect, for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     Collateral - all of the Property and interests in Property granted to Agent, for the ratable benefit of Lenders, pursuant to Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter is granted to Agent, for the ratable benefit of Lenders, to secure the payment and performance of any of the Obligations.

     Collections - means with respect to any Account, all cash collections on such Account.

     Commercial Lockbox - any lockbox and/or deposit account in the name of Borrower maintained at Bank, or such other bank as is acceptable to Agent, to which collections are sent, that is not a Government Lockbox.

     Company - as defined in the Recitals to the Agreement.

     Concentration Account(s) - Borrower's centralized cash management deposit account(s) maintained at Bank, or such other bank as is acceptable to Agent, which is subject to a tri-party agreement among Agent, Borrower and the Concentration Bank and into which Borrower's funds are transferred and from which, during any Dominion Triggered Period, Borrower's funds will be swept on a daily basis according to the provisions of subsection 6.2.5. Concentration Account(s) may also be Lockbox Account(s).

     Concentration Bank - any depository bank at which a Concentration Account is maintained.

     Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

     Consolidated and Consolidating - the consolidation and consolidating in accordance with GAAP of the accounts or other items as to which such term applies.

     Convertible Debentures - all of (i) those certain 10.0% Convertible Subordinated Debentures of the Company issued in a minimum amount of Twenty Million Dollars ($20,000,000.00) on or before the Funding Date and maturing on March 15, 2005, on such terms and conditions as shall be reasonably satisfactory to Agent ("Initial Convertible Debentures"), (ii) an additional amount of Convertible Subordinated Debentures of the Company issued in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) at any time after the Funding Date on terms no less favorable to the Lenders than those of the Initial Convertible Debentures ("Additional Convertible Debenture"), and (iii) any Convertible Subordinated Debentures of the Company issued as regularly scheduled in-kind interest payments on either the Initial Convertible Debentures or the Additional Convertible Debentures pursuant to the terms and conditions of the respective documents governing the Initial Convertible Debentures and the Additional Convertible Debentures ("Dividend Convertible Debentures").

     Convertible Trust Preferred Stock - all of those certain shares of preferred stock issued by the Gentiva Trust in conjunction with the issuance by the Company and purchase by the Gentiva Trust of (i) the Initial Convertible Debentures, (ii) any Additional Convertible Debentures and (iii) any Dividend Convertible Debentures.

     Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate - as defined in subsection 2.1.2 of the Agreement.

     Deposit Accounts - as defined in the Code, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest.

     Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

     Divestiture - the transfer to the Company of all healthcare related assets of Olsten Corporation and the initial public offering and spin-off of the Company from Olsten Corporation.

     Divestiture Documents - means the Separation Agreement, evidence that the Divestiture has been consummated and all other documents, instruments and agreements entered into by borrowers in connections with the divestiture of Borrower's from Olsten Corporation.

     Dividend Convertible Debentures - see "Convertible Debentures."

     Documents - as defined in the Code, whether now owned or hereafter acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest.

     Dominion Account - a special account of Agent, for the benefit of Lenders, established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

     Dominion Triggered Period - as defined in subsection 6.2.5.

     EBITDA - Adjusted Net Earnings from Operations plus the sum of depreciation, amortization, income taxes and Interest Expense during the period for which Adjusted Net Earnings from Operations were calculated, determined on a Consolidated basis for the Borrower for the applicable Measurement Period.

     Eligible Account - an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, and for which an invoice has been mailed or transmitted to the respective Account Debtor or Obligor (or prepared for mailing or transmission to the respective Account Debtor or Obligor, provided that such invoice is actually mailed or transmitted within three (3) Business Days), which Agent, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

          (i) it is outstanding (a) more than 180 days past the date the invoice for the goods and/or services was issued or (b) more than 195 days past the date the corresponding goods and/or services were provided;

          (ii) it arises out of a sale made by Borrower to an Obligor who is an Affiliate of Borrower or to an Obligor controlled by an Affiliate of Borrower; or

          (iii) 50% or more of the Accounts from the Account Debtor or Obligor are not deemed Eligible Accounts hereunder; or

          (iv) the total unpaid Accounts of the Account Debtor or Obligor to Borrower exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or

          (v) the Account is subject to any terms pursuant to which (i) payment by the Obligor is conditional or (ii) the repayment of the Account by the Obligor is subject to any payment arrangement entered into after payment default by the Obligor;

          (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

          (vii) the Account Debtor or Obligor is also Borrower's creditor or supplier, but only to the extent of Borrower's liabilities or obligations to such creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor, but only to the extent of any actual dispute or claim or actual or potential right of setoff; or

          (viii) the Account Debtor or Obligor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

          (ix) the Account Debtor or Obligor is not located in the United States or Canada, unless the Account is supported by a letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; or

          (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, provided that, at such time as such sale becomes final, such Account shall no longer be excluded from Eligible Accounts under this clause; or

          (xi) the Account is not at all times subject to Agent's duly perfected, first priority Lien and security interest (for the ratable benefit of Lenders) and no other Lien other than a Permitted Lien; or

          (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

          (xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

          (xiv) the Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

          (xv) it represents finance charges, to such extent.

     Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidelines, orders and consent decrees relating to health, safety and environmental matters.

     EOB - as defined in subsection 7.1.26(c)(i) of the Agreement.

     Equipment - as defined in the Code, including, without limitation, all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

     Event of Default - as defined in Section 10.1 of the Agreement.

     Fixtures - as defined in the Code, whether now owned or hereafter acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest.

     Funding Date - the date on which all of the conditions precedent in Sections 9.1 and 9.2 of the Agreement are satisfied and the initial Loans are made and/or the initial Letters of Credit or LC Guaranties are issued under the Agreement.

     GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

     General Intangibles - as defined in the Code, including, without limitation, all personal property of Borrower (including, without limitation, Intellectual Property, tax, insurance and other refunds, licenses, contract rights, claims and choses in action) other than goods, Accounts, chattel paper, documents, instruments and money, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest, but not including any General Intangibles which to the extent related to Equipment or fixtures of Borrower.

     Gentiva Trust - the corporate trust of that name organized under the laws of Delaware in connection with the issuance by the Company of the Convertible Debentures.

     Government Accounts - Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor.

     Government Authority - any nation or government, government agency or instrumentality, any state or other political subdivision thereof and any entity exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to government.

     Government Lockbox - a lockbox and/or deposit account in the name of Borrower(s) maintained at Bank, or such other bank as is acceptable to the Agent, to which Collections on all Government Accounts are sent.

     Guarantor - any Person who may now or hereafter guarantee or become surety for payment or performance of the whole or any part of the Obligations.

     HCFA - the Health Care Financing Administration

     Initial Convertible Debentures - see "Convertible Debentures."

     Indebtedness - as applied to a Person means, without duplication

          (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

          (ii) all obligations of other Persons which such Person has guaranteed,

          (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

          (iv) in the case of Borrower (without duplication), the Obligations.

     Instruments - as defined in the Code, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest.

     Insurer - any Person which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including a commercial insurance company, a non-profit insurance (such as a Blue Cross/Blue Shield entity), an employer or union which self insures for employees or member health insurance and a health maintenance organization. "Insurer" includes, without limitation, insurance companies issuing health, personal injury, worker's compensation or other types of insurance, corporations, hospitals and thirty party intermediaries but does not include any individual guarantors or employee benefit plans.

     Intellectual Property - brand names, copyrights, copyrightable material, data, designs, drawings, formulas, information, inventions, logos, labels, label designs, license rights, licenses, manufacturing and processing rights, methods, processes, software and computer programs, patents, patterns, plans and blueprints, royalties, service marks, specifications and descriptions, trademarks, trade names, trade secrets, and any registrations and applications with respect to any of the foregoing, and all memoranda, notes and records with respect to any research or development of any of the foregoing, and all proceeds and products of the foregoing.

     Interest Expense - for any period, all amounts which, in conformity with GAAP, should be included as interest expense on a consolidated statement of operations of the Borrower and its Subsidiaries for such period, including in any event, without limitation, interest accrued on the Revolving Credit Loans, interest accrued in respect of all Subordinated Debt, that portion of any Capitalized Lease Obligations attributable to interest expense in accordance with GAAP, debt issuance costs (excluding any original issue discount on the Subordinated Notes and any debt issuance costs incurred on or prior to the date hereof with respect to the Subordinated Notes and the Revolving Credit Loans) and capitalized interest accrued during such period, all commissions, all discounts and other fees and charges accrued with respect to letters of credit and bankers' acceptance financing and net costs under interest rate protection agreements (including amortization of such costs), all as determined for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

     Inventory - all of Borrower's inventory, whether now owned or hereafter acquired including, but not limited to, "inventory" as defined in the Code, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest; provided that Inventory shall not include any of Borrower's Equipment.

     Investment Property - as defined in the Code, whether now owned or hereafter acquired by Borrower or in which Borrower now has acquired or hereafter acquires any interest.

     Issuer - Fleet National Bank, N.A., in its capacity as issuer of letters of credit hereunder.

     JCAHO - the Joint Commission for Accreditation of Healthcare Organizations, a nationally recognized organization providing accreditations to hospitals and other healthcare facilities, or any successor entity charged with performing its functions.

     LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

     LC Guaranty - any guaranty pursuant to which Issuer shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

     Lenders - as defined in the Recitals hereto.

     Letter of Credit - any letter of credit issued by Issuer for the account of Borrower.

     LIBOR Interest Period - a period of one, two, three or six months duration during which the Revolving Credit LIBOR Rate is applicable.

     LIBOR Rate Loans - collectively, all Revolving Credit LIBOR Rate Loans.

     Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

     Loan Documents - the Agreement, the Subsidiary Guaranty and the Security Documents and any and all other instruments or documents executed and/or delivered in connection therewith.

     Loans - all loans and advances of any kind made by Agent or any Lender pursuant to the Agreement.

     Lockbox Accounts - all Commercial Lockboxes and Government Lockboxes.

     Lockbox Bank - any bank at which Borrower maintains a Commercial Lockbox and/or a Government Lockbox.

     Lockbox Trigger Notices - as defined in subsection 6.2.6.

     London Business Day - any Business Day on which banks in London, England are open for business.

     Majority Lenders - as of any date, Lenders holding Pro Rata Percentages aggregating at least 66 and 2/3 %.

     Material Adverse Effect - any specified event, condition or occurrence as to Borrower or any of its Subsidiaries which individually or in the aggregate with any other such event, condition or occurrence and whether through the effect on Borrower's or Subsidiary's business, Property, profits or condition (financial or otherwise) or otherwise, that could reasonably be expected to materially and adversely effect the financial condition, business or Properties of the Borrower and its Subsidiaries taken as a whole, or the perfection or priority of Agent's security interest with respect to any material portion of the Collateral.

     Measurement Period - as of the end of any fiscal quarter, the four (4) consecutive fiscal quarters then ended.

     Medicare Act - Subchapter XVIII of the Social Security Act (42 USC Ch. 7).

     Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that consti-tutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

     Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

     Net Available Proceeds - means the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by Borrower in the event that any of the Collateral is lost or destroyed or taken by condemnation net of (i) fees and expenses incurred by Borrower in connection with recovery thereof, (ii) repayment of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien that is permitted hereunder and (iii) any taxes (including income, transfer, stamp, duty, customs, withholding, and any other taxes) paid or payable by Borrower in respect of amounts recovered (after application of all creditors and other offsets).

     Net Income - The net income of a Person as such would appear on such Person's statement of income, prepared in accordance with GAAP.

     Notes - any and all promissory notes executed by Borrower, as of the date hereof and at any time hereafter, in connection with this Agreement or any of the Loan Documents.

     Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, including reimbursement obligations or Letters of Credit and LC Guaranties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Agent or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

     Obligor - means the party primarily obligated to pay on Account, including without limitation, any Insurer and any Government Authority that is responsible for payment for all or any portion of any Account.

     OHS - as defined in the Recitals to the Agreement.

     Operating Lease - any lease of real or personal Property (other than leases the lessee's obligations under which are Capitalized Lease Obligations).

     Original Term - as defined in Section 4.1.

     Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

     Overadvance - the amount, if any, by which the sum of the outstanding principal amount of Revolving Credit Loans plus the LC Amount exceeds the Borrowing Base.

     Participations - shall have the meaning set forth in Section 11.16 herein.

     Participating Lender - each Person who shall be granted the right by any Lender, pursuant to the terms of this Agreement, to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Agent

     Patient - when used in connection with any Account on which the primary Obligor is not the party who received the medical or healthcare related goods and services from Borrower which resulted in the creation of an Account, the actual party who received such goods and services.

     Permitted Acquisition - any acquisition transaction whereby any Borrower shall acquire all or substantially all of the assets of another Person or shall acquire all of the capital stock or other equity interests of another Person and/or merge or consolidate with another Person, provided that (i) the value of each such acquisition shall not exceed One Million Dollars ($1,000,000.00) and
(ii) the aggregate value of all such acquisition transactions which have occurred since the Closing Date do not exceed Five Million Dollars ($5,000,000.00). For the purposes of this definition, the value of an acquisition shall be deemed to be an amount equal to the sum of all cash and the fair market value of all non-cash consideration paid by the respective Borrower in connection with the acquisition, including cash paid, indebtedness assumed and the value of any stock of the Company issued in connection with the acquisition based on the market value of such stock as of the date of the acquisition. Furthermore, in the case of any acquisition transaction which involves the acquisition of all of the capital stock or other equity interests of another Person and/or the merger or consolidation with another Person, such acquisition transaction will only be deemed to be a "Permitted Acquisition" if
(i) such other Person shall engage solely in line(s) or type(s) of business that are substantially similar to the lines and types of business engaged in by Borrower on the Closing Date, (ii) in the case of any transaction involving a merger or consolidation, the Borrower shall be the surviving entity, and (ii) in the case of any transaction not involving a merger or consolidation, the acquired Person shall become a party to this Agreement as a Subsidiary Borrowing Corporation by executing a Joinder Agreement in the form of Exhibit D attached hereto.

     Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

     Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien.

     Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

     Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

     Pledge Agreement(s) - those certain Pledge Agreement(s) of even date herewith executed and delivered by each Borrower which is the owner of the capital stock or equity interests of any other Person, pledging such capital stock or equity interests to Agent, for the ratable benefit of the Lenders, to secure the Obligations hereunder.

     Projections - Borrower's forecasted Consolidated (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     Pro Rata Percentage - With respect to a Lender, the percentage set forth next to such Lender's name on Annex I to the Agreement.

     Pro Rata Share - With respect to a Lender, the share of the Total Revolving Credit Facility set forth next to such Lender's name on Annex I to the Agreement.

     Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancing thereof, but not any increases in the principal amounts thereof outstanding at the time.

     Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     Quantum Debentures - those certain Quantum Health Resources, Inc. 4 3/4 % Convertible Subordinated Debentures due October 1, 2000.

     Real Estate - all right, title and interest of any Borrower (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Borrower together with, in each case, all improvements and appurtenant personal property, easements and other property and rights incidental to the ownership, lease or operation; provided, however, that this shall not include any Fixtures or Equipment attached to or located at such real property.

     Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

     Rentals - as defined in subsection 8.2.13 of the Agreement.

     Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

     Reserve Percentage - for any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

     Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

          (i) investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

          (ii) Property to be used in the ordinary course of business;

          (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

          (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

          (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000.00);

          (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof; and

          (vii) investments made in connection with any Permitted Acquisition.

     Revolving Credit Base Rate - a per annum rate equal to the sum of the Base Rate plus the Applicable Margin.

     Revolving Credit Base Rate Loan - that portion of the Revolving Credit Loans that bears interest at the Revolving Credit Base Rate.

     Revolving Credit Facility - the credit facility established pursuant to
Section 1.1 of the Agreement.

     Revolving Credit LIBOR Rate - a per annum rate equal to the sum of the Adjusted LIBOR Rate plus the Applicable Margin.

     Revolving Credit LIBOR Rate Loan - that portion of the Revolving Credit Loans on which interest accrues at the Revolving Credit LIBOR Rate.

     Revolving Credit Loan - a Loan made by Lenders to Borrower as provided in
Section 1.1 of the Agreement.

     Revolving Credit Maturity Date - the last day of the Original Term.

     Revolving Credit Notes - the secured promissory notes to be executed by Borrower on or about the Closing Date in favor of each Lender, each in the amount of such Lender's Pro Rata Share of the Total Revolving Credit Facility, to evidence the Revolving Credit Loans, which shall be in form of Exhibit A to the Agreement, as amended, restated, supplemented or replaced from time to time.

     Schedule of Accounts - as defined in subsection 6.2.1 of the Agreement.

     Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     Security Documents - the Trademark Security Agreement(s), the Pledge Agreement(s), the Subsidiary Guarantor Pledge Agreement(s) and all instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

     Separation Agreement - that Separation Agreement dated August 17, 1999, as amended, among Olsten Corporation, Adecco SA and Gentiva Health Services, Inc. and all other related agreements, including the Employee Benefits Agreement among the same parties of even date therewith and the Tax Sharing Agreement among the same parties of even date therewith.

     Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

     Special Charges - unusual or non-recurring expenses which are reflected in the Consolidated statements of operations and which are required to be separately disclosed under GAAP in notes to the Consolidated financial statements of Borrower.

     Specified Officer - John J. Collura, who is presently Executive Vice President, Chief Financial Officer and Treasurer of Borrower, or John R. Potapchuk, who is presently Vice President of Finance and Controller of Borrower, or such other officer of Borrower as Borrower may hereafter specify in writing to Agent.

     Subordinated Debt - Indebtedness of Borrower with respect to (i) the Quantum Debentures and (ii) the Convertible Debentures, and (iii) any other Indebtedness incurred by Borrower prior to the maturity of the Quantum Debentures and the Convertible Debentures to refinance either or both of the Quantum Debentures and the Convertible Debentures in an amount not to exceed the then outstanding principal balance of the Quantum Debentures and the Convertible Debentures provided such refinanced Subordinated Debt is fully subordinated to Lenders and is on terms no less favorable to Borrower and Lenders than the existing Quantum Debentures and/or Convertible Debentures except for changes which are reasonably acceptable to Agent and except with respect to the rate of interest which may be a market created interest.

     Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

     Subsidiary Borrowing Corporation - any Subsidiary of Olsten Health Services Holding Corp. or Gentiva Health Services, Inc. which is a party to this Agreement as a Borrower.

     Subsidiary Guarantor Pledge Agreement(s) - those certain Subsidiary Guarantor Pledge Agreement(s) of even date herewith executed and delivered by each Subsidiary Guarantor which is the owner of the capital stock or equity interests of any other Person, pledging such capital stock or equity interests to Agent, for the ratable benefit of the Lenders, to secure the obligations of each such Subsidiary Guarantor under the Subsidiary Guaranty.

     Subsidiary Guarantors - all of the direct and indirect Subsidiaries of the company (except the Gentiva Trust and Gentiva Services Limited Canada), but not including any Subsidiary which is a party to this Agreement as a Borrower.

     Subsidiary Guaranty - that certain Subsidiary Guaranty of even date herewith executed and delivered by each Subsidiary Guarantor guaranteeing the Obligations of Borrower under this Agreement.

     Tangible Net Worth - at any time, the amount by which the total assets of Borrower as determined on a Consolidated basis and as would be shown on a

                                     xviii

Consolidated balance sheet for Borrower, prepared in accordance with GAAP (excluding trademarks, copyrights, goodwill, covenants not to compete, deferred closing costs, leasehold improvements and all other assets which would be determined to be intangible assets under GAAP) exceed all of Borrower's liabilities as determined on a Consolidated basis as would be shown on a Consolidated balance sheet for Borrower, prepared in accordance with GAAP.

     Total Revolving Credit Facility - means One Hundred Fifty Million Dollars ($150,000,000.00).

     Trademark Security Agreement(s) - those certain Trademark Security Agreement(s) of even date herewith executed and delivered by each Borrower which is the owner of any trademark Collateral granting a security interest in such trademark Collateral to Agent, for the ratable benefit of the Lenders, to secure the Obligations hereunder.

     Trigger Effectiveness Notice - as defined in subsection 6.2.5 of this Agreement.

     Trigger Rescission Notice - as defined in subsection 6.2.5 of this Agreement.

     Triggering Event - as defined in subsection 6.2.5 of this Agreement.

     Unused Line Fee - as defined in Section 2.5 of this Agreement.

     Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

     Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                     ANNEX I

                               SCHEDULE OF LENDERS

Lender                                      Pro Rate Share                      Pro Rate Percentage
------                                      --------------                      -------------------

Fleet Capital Corporation                   $32,500,000.00                      21.67%
60 East 42nd Street
3rd Floor
New York, NY 10017
Attention: Frank Galle

GMAC Commercial Credit LLC                  $32,500,000.00                      21.67%
1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attention: Sam Cirelli

U.S. Bank National Association              $23,000,000.00                      15.33%
U.S. Bank Business Finance
MPFP P0512
601 Second Avenue South
Minneapolis, MN 55402
Attention: Robert Josephson

debis Financial Services, Inc.              $14,000,000.00                      9.33%
89 Headquarters Plaza North
Suite 1444
Morristown, NJ 07960
Attention: Alexander Cole

Dime Commercial Corp.                       $14,000,000.00                      9.33%
1180 Avenue of the Americas
Suite 510
New York, NY 10036
Attention: James Fisher

IBJ Whitehall Business Credit Corporation   $14,000,000.00                      9.33%
One State Street
New York, NY 10004
Attention: Andrew C. Sepe
cc: Craig Thaler

                                       xx

National Bank of Canada                     $10,000,000.00                      6.67%
125 West 55th Street
23rd Floor
New York, NY 10019
Attention: Michael McIntyre

Siemens Credit Corporation                  $10,000,000.00                      6.67%
991 U.S. Highway 22
Bridgewater, NJ 08807
Attention: Frank Amodio

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        CREDIT  FACILITY...........................................2
         1.1      Revolving Credit Loans.....................................2
         1.2      Use of Proceeds............................................3
         1.3      Letters of Credit; LC Guaranties...........................3
SECTION 2.         INTEREST, FEES AND CHARGES................................4
         2.1      Interest...................................................4
         2.2      Computation of Interest and Fees...........................6
         2.3      Commitment Fee.............................................6
         2.4      Letter of Credit and LC Guaranty Fees......................6
         2.5      Unused Line Fee............................................7
         2.6      Administrative Agent Fee...................................7
         2.7      Inspection, Audit, Examination and Appraisal Expenses......7
         2.8      Reimbursement of Expenses..................................7
         2.9      Bank Charges...............................................8
         2.10     Indemnity re: LIBOR........................................8
SECTION 3.         LOAN  ADMINISTRATION......................................8
         3.1      Manner of Borrowing Revolving Credit Loans.................8
         3.2      Payments...................................................10
         3.3      Mandatory Prepayments......................................10
         3.4      Application of Payments and Collections....................11
         3.5      All Loans to Constitute One Obligation.....................11
         3.6      Loan Account...............................................11
         3.7      Statements of Account......................................11
SECTION 4.         TERM  AND  TERMINATION....................................11
         4.1      Term of Agreement..........................................12
         4.2      Termination................................................12
SECTION 5.         SECURITY INTERESTS........................................13
         5.1      Security Interest in Collateral............................13
         5.2      Lien Perfection; Further Assurances........................14
SECTION 6.         COLLATERAL  ADMINISTRATION................................15
         6.1      General....................................................15
         6.2      Administration of Accounts.................................16
         6.3      Administration of Inventory................................19
         6.4      Administration of Equipment................................19
         6.5      Payment of Charges.........................................19
SECTION 7.         REPRESENTATIONS AND WARRANTIES............................19
         7.1      General Representations and Warranties.....................19
         7.2      Continuous Nature of Representations and Warranties........30
         7.3      Survival of Representations and Warranties.................31
SECTION 8.         COVENANTS  AND  CONTINUING  AGREEMENTS....................31
         8.1      Affirmative Covenants......................................31
         8.2      Negative Covenants.........................................35
         8.3      Specific Financial Covenants...............................41

SECTION 9.         CONDITIONS PRECEDENT......................................41
         9.1      Conditions Precedent to Effectiveness of Agreement.........41
         9.2      Conditions Precedent to Funding............................42
         Other Loan Documents................................................42
         Availability........................................................42
         No Litigation.......................................................43
         9.3      Funding Date...............................................43
SECTION 10.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT..........44
         10.1     Events of Default..........................................44
         10.2     Acceleration of the Obligations............................46
         10.3     Other Remedies.............................................46
         10.4     Remedies Cumulative; No Waiver.............................48
SECTION 11.       AGENT......................................................49
         11.1     Appointment and Authorization..............................49
         11.2     General Immunity...........................................49
         11.3     Consultation with Counsel..................................49
         11.4     Documents..................................................49
         11.5     Rights as a Lender.........................................49
         11.6     Responsibility of Agent....................................50
         11.7     Collections and Disbursements..............................50
         11.8     Indemnification............................................51
         11.9     Expenses...................................................51
         11.10    No Reliance................................................52
         11.11    Reporting..................................................52
         11.12    Removal of Agent...........................................52
         11.13    Action on Instructions of Lenders..........................53
         11.14    Several Obligations........................................53
         11.15    Consent of Lenders.........................................53
         11.16    Participations and Assignments.............................55
         11.17    Borrower's Consent.........................................55
         11.18    Security Interest of Lender................................55
SECTION 12.       MISCELLANEOUS..............................................56
         12.1     Power of Attorney..........................................56
         12.2     Indemnity..................................................56
         12.3     Modification of Agreement; Sale of Interest................57
         12.4     Severability...............................................57
         12.5     Successors and Assigns.....................................57
         12.6     Cumulative Effect; Conflict of Terms.......................57
         12.7     Execution in Counterparts..................................57
         12.8     Notice.....................................................58
         12.9     Agent's and Lender's Consent...............................59
         12.10    Credit Inquiries...........................................59
         12.11    Time of Essence............................................59
         12.12    Entire Agreement...........................................59
         12.13    Interpretation.............................................59
         12.14    GOVERNING LAW; CONSENT TO FORUM............................59
         12.15    WAIVERS BY BORROWER........................................60
         12.16    Joint and Several Liability................................61


                                       xxiii

                                LIST OF EXHIBITS


Exhibit A     Revolving Credit Notes

Exhibit B     Compliance Certificate

Exhibit C     Borrowing Base Certificate

Exhibit D     Joinder Agreement

Exhibit E     Notice to Obligors - Commercial

Exhibit F     Notice to Obligors - Government

Exhibit 6.1.1 Inventory Locations

Exhibit 7.1.1 Jurisdictions in which Authorized to Do Business

Exhibit 7.1.4 Capital Structure of Borrower

Exhibit 7.1.5 Corporate Names

Exhibit 7.1.6 Borrower's and each Subsidiary's Business Locations

Exhibit 7.1.14 Tax Identification Numbers of Borrower and Subsidiaries

Exhibit 7.1.16 Patents, Trademarks, Copyrights and Licenses

Exhibit 7.1.19 Contracts Restricting Borrower's Right to Incur Debts

Exhibit 7.1.20 Litigation

Exhibit 7.1.22(a) Capitalized Leases

Exhibit 7.1.22(b) Operating Leases

Exhibit 7.1.23 Pension Plans

Exhibit 7.1.25 Labor Contracts

Exhibit 7.1.26(a) Medicare and Medicaid Provider Numbers

Exhibit 7.1.26(c) Litigation Relating to Accounts

Exhibit 8.2.4 Affiliate Transactions Exhibit 8.2.5 Permitted Liens

Exhibit 8.3 Financial Covenants



                                 LIST OF ANNEXES

Annex I Lenders' Pro Rata Shares/Percentages




                                      xxiv